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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Power-One, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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740 Calle Plano
Camarillo, California 93012

Notice of Annual Meeting of Stockholders

Dear Stockholders:

        It is our pleasure to invite you to the Annual Meeting of Stockholders of Power-One, Inc. At the meeting we will discuss the items of business described below and will also report on the Company's business operations. A representative of Deloitte & Touche USA LLP, Power-One's independent registered public accounting firm, will also be present and will have the opportunity to make a statement to our stockholders and respond to their questions.

        Your vote is important, regardless of the number of shares you own. We hope you can personally attend the meeting and vote your shares but if you are unable to do so, it is still important that you be represented and we urge you to follow the voting directions on the enclosed proxy card and cast your vote as soon as possible. We have enclosed a postage-prepaid envelope for your convenience if you choose to vote by mail.

WHAT:	Annual Meeting of Stockholders of Power-One, Inc., for Fiscal Year Ending December 28, 2008
WHEN:	May 19, 2009 at 8:00 a.m., pacific daylight time
WHERE:	Courtyard Marriott, 4994 Verdugo Way, Camarillo, California 93012
WHY:	At this meeting, we plan to:
	1.	Elect the members of the Board of Directors;
	2.	Ratify the appointment of Deloitte & Touche USA LLP as the independent registered public accounting firm of Power-One, Inc. for the 2009 fiscal year; and
	3.	Transact any other business which may properly be presented at the meeting.
WHO CAN VOTE:
Only stockholders of record at the close of business on March 23, 2009 (the "Record Date") will receive notice of the meeting and be eligible to vote on the above matters and other business that is properly presented at the meeting.

By Order of the Board of Directors,

Tina D. McKnight Secretary

Camarillo, California
April 21, 2009

PROXY STATEMENT

        The Board of Directors of Power-One, Inc. ("Power-One" or "Company") solicits the enclosed proxy to give all of its stockholders of record on March 23, 2009 (the "Record Date") an opportunity to vote on the matters set forth in the preceding Notice of Annual Meeting of Stockholders. The meeting will be held on the date and at the time and location set forth in the Notice of Annual Meeting, unless the meeting is adjourned to a later date and/or time. This Proxy Statement and the accompanying Notice of Annual Meeting and enclosed Proxy Card will first be sent to stockholders on or about April 21, 2009.

Voting Information

        Who Can Vote.    The right to vote is vested exclusively in holders of the Company's common stock, par value $.01, on March 23, 2009 (the "Record Date"). Power-One's common stock is quoted on the NASDAQ Global Market® under the symbol "PWER." As of the close of business on the Record Date, there were 87,942,177 shares of common stock outstanding. Stockholders of record on the Record Date are entitled to one vote for each share held on all matters properly submitted for stockholder consideration. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Power-One's common stock will constitute a quorum for the meeting.

        Ways to Vote.    Stockholders may vote in person at the Annual Meeting, by proxy, via the Internet or by telephone, as instructed on the Proxy Card. To vote by proxy, simply mark the enclosed Proxy Card, date and sign it and return it in the postage-paid envelope provided. Doing so authorizes the proxy holders named on the Proxy Card to vote your shares according to your instructions. Proxy Cards signed and returned without voting instructions will be voted by the proxy holders in favor of each proposal. The proxy holders will vote at their discretion on other matters that properly come before the stockholders at the Annual Meeting. The inspector of elections will count all votes cast in person or by proxy at the annual meeting.

        Revocation of Proxy.    At any time before votes are taken at the Annual Meeting of Stockholders, you may revoke your proxy by (a) delivering a written notice of revocation dated later than the date on your returned Proxy Card, (b) signing another Proxy Card with a later date and returning it prior to the meeting, (c) attending the meeting in person and casting your vote (attendance at the meeting does not, by itself, revoke your earlier proxy), or (d) casting your vote via telephone or the Internet on a date later than the date of your returned Proxy Card. Any written notice of revocation, or later dated Proxy Card, should be delivered to our principal executive offices at Power-One, Inc., 740 Calle Plano, Camarillo, CA 93012, Attention: Corporate Secretary.

        Quorum and Counting of Votes.    To establish a quorum necessary to conduct business at the Annual Meeting of Stockholders, a majority of the outstanding shares of common stock must be represented. Votes may be cast for or against proposals or you may abstain from voting on an item, except with respect to the election of directors. Directors shall be elected by a plurality of the votes cast at any Annual Meeting of Stockholders. The Company has adopted a majority voting policy described below that applies if a Director nominee is elected according to the above voting standard, but a majority of the votes cast are "withheld" from his or her election. Ratification of the appointment of the independent registered public accounting firm for fiscal 2009 also requires that a majority of votes be cast in favor of their appointment. Abstentions will be counted as present for purposes of establishing a quorum with respect to the item on which the abstention is noted and will have the effect of a negative vote.

        Broker non-votes occur when shares are held in "street" form through a broker or similar market intermediary rather than in the stockholder's own name and the broker or similar market intermediary is not instructed by the stockholder on how to vote on non-routine matters. The broker or other intermediary is authorized to vote the shares on routine matters, such as the election of directors, but may not vote on non-routine matters without the beneficial stockholder's express authorization. Broker non-votes are counted for purposes of determining the presence of a quorum for the election of directors, but under Delaware law are not counted for purposes of determining the votes cast on any non-routine proposal.

        Majority Voting Policy.    The Company has adopted a majority voting policy for uncontested elections of the Board of Directors (elections where the only nominees are those recommended by the Board of Directors). In uncontested elections a nominee shall be elected if the number of votes cast in favor of such nominee's election at the Annual Meeting of Stockholders is greater than the number of votes withheld from such nominee's election (a "Majority Vote"). It is the Company's policy that in order to be nominated for election or re-election to the Board, each Director nominee must tender to the Board an irrevocable resignation conditioned upon such nominee's failure to receive a Majority Vote at the Annual Meeting of Stockholders. In such circumstances, the Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board regarding whether the resignation should be accepted. The resignation becomes effective upon acceptance by the Board. Directors shall be elected by a plurality of the votes cast at any Annual Meeting of Stockholders for which the Corporate Secretary of Power-One receives notice that a stockholder wishes to nominate a person for Director and such notice complies with the advance notice requirements set forth in the Company's Bylaws and in the section below titled "Submission of Stockholder Proposals for 2009 Annual Meeting." Shares may not be voted cumulatively for the election of Directors.

        Other Matters.    The Company is not aware of any business other than that described below in this Proxy Statement and in the Notice of Annual Meeting that will be presented for consideration or action by the stockholders.

        Submission of Stockholder Proposals for 2009 Annual Meeting.    Power-One anticipates that next year's Annual Stockholders' Meeting will take place on April 20, 2010. Any stockholder that satisfies the Securities and Exchange Commission's requirements for submission of a proposal and that wishes to submit a proposal, including a proposed Director nominee, should do so in writing on or before December 22, 2009 if they wish the proposal to be considered timely for inclusion in the Proxy Statement and form of proxy for the 2010 Annual Stockholders' Meeting. The proposal must include the information required by the Company's Bylaws and must be submitted to the Corporate Secretary of Power-One, Inc. at:

  Power-One, Inc.
  Attn: Corporate Secretary
  740 Calle Plano
  Camarillo, California 93012

        The Company's proxy holders reserve discretion to vote in the manner deemed appropriate by the Board of Directors with respect to timely filed proposals. Stockholder proposals to be presented at an Annual Meeting of Stockholders but not submitted for inclusion in the Proxy Statement for that meeting must be received by the Company's Corporate Secretary at the above address not less than 90, nor more than 120 days prior to the meeting. However, if less than 100 days' notice of the date of the meeting is given to stockholders, then notice by the stockholder of any proposal need only be received within 10 days from the date on which notice of the meeting is given. Stockholder proposals must contain information required by Section 2.10 of the Company's Bylaws and comply with applicable legal requirements. Power-One's Bylaws are available via the "Governance—Introduction" link found under the main "Investors" link at www.power-one.com. Alternatively, any stockholder may obtain a copy of the Company's Bylaws by submitting a written request to the Corporate Secretary at the above address.

        Any proposals received prior to the meeting that are appropriate for consideration by the Board and business properly raised at the Annual Meeting of Stockholders will be voted by the proxy holders in the manner deemed appropriate by the Board of Directors.

        Stockholder Nomination of a Director.    To make a recommendation for a Director nominee, a stockholder must provide notice to Power-One's Corporate Secretary at the above address in accordance with the notice provisions for stockholder proposals set forth above. The notice shall contain (i) all of the information required by Section 3.13. of the Company's Bylaws, which are available on the Company's website, (ii) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended; (iii) such person's written consent to serve as a Director if elected and (iv) in accordance with the Company's majority voting policy, a statement that if elected, the nominee will promptly tender an irrevocable advance resignation conditioned upon such person's failure to receive a majority of stockholder votes in favor of such Director's re-election at any future Annual Meeting of Stockholders where the election of Directors is uncontested. The Company may require any proposed nominee to furnish such other information as may reasonably be required to determine the qualification of the proposed nominee to serve as a Director of the Company. No person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth herein.

        Costs of Solicitation.    Power-One has not retained a participant to assist in the solicitation of proxies but may do so if it determines that such assistance is necessary or advisable, in which case Power-One would pay all fees and reasonable out-of-pocket expenses related to the solicitation. Power-One may also reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in sending solicitation materials to beneficial owners.

        Delivery of Proxy Materials to Security Holders Sharing an Address.    Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company's communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company's Annual Report on Form 10-K and this Proxy Statement. Upon written or oral request, the Company will promptly deliver a separate copy of the Annual Report and/or this Proxy Statement to any stockholders at a shared address to which a single copy of the documents was delivered. Stockholders may notify the Company of their requests by calling or writing the Corporate Secretary at:

  Power-One, Inc.
  Attn: Corporate Secretary
  740 Calle Plano
  Camarillo, California 93012
  Phone: (805) 987-8741, ext. 4562

        Stockholders currently receiving multiple copies of the Annual Report and Proxy Statement at a shared address and who wish to receive only a single copy in the future may direct their request to the phone number and address indicated above.

Proposals

        The following proposals will be submitted by the Company for a vote of the stockholders at this year's Annual Meeting of Stockholders.

PROPOSAL 1
ELECTION OF DIRECTORS

        Each current member of the Board of Directors is recommended for re-election to the Board and has agreed to stand for re-election. Other than Richard Thompson, none of the nominees is a current employee of Power-One. If elected, each nominee will serve a one-year term until the next Annual Meeting of Stockholders or until a successor is elected and qualified in the event that a Board member's services as a Director unexpectedly terminate prior to the next Annual Meeting of Stockholders. If unforeseen circumstances make it necessary for the Board of Directors to substitute another person in place of any of the below nominees, the proxy holders will vote shares cast in favor of that nominee for the substitute.

Director Nominees

Name of Nominee	Age(1)	Principal Occupation	Year First Elected	Independence per Board Determination
Kendall R. Bishop	70	Retired Attorney	2000	Independent under NASDAQ rules
Jon Gacek	48	Executive Vice President, and Chief Financial Officer, Quantum Corporation	2008	Independent under NASDAQ rules
Steven J. Goldman	51	Former Chairman of the Board, President and Chief Executive Officer of Power-One, Inc.	1988	Not Independent under NASDAQ rules
Jon E.M. Jacoby	70	Vice Chairman and Sr. Principal of Stephens Group, LLC	1995	Independent under NASDAQ rules
Mark Melliar-Smith	63	Chief Executive Officer, Molecular Imprints, Inc.	2001	Independent under NASDAQ rules
Richard J. Thompson	59	President and Chief Executive Officer, Power-One, Inc.	2007	Not Independent under NASDAQ rules
Jay Walters	61	Chairman of the Board of Power-One, Inc.	2000	Independent under NASDAQ rules

(1)
As of March 23, 2009

        Kendall R. Bishop.    Mr. Bishop served as our Lead Director during 2008 under Corporate Governance guidelines adopted in 2003 and also serves as the Chairman of the Compensation Committee. Mr. Bishop retired as a partner of the O'Melveny & Myers LLP law firm in January 2003 after 38 years of service. He received his B.A. from Stanford University and his J.D. from the University of California at Berkeley. Mr. Bishop is currently a Director of Evergreen Acquisition Corp.

        Jon Gacek.    Mr. Gacek was appointed to the Board of Directors and as Chairman of the Audit Committee on November 17, 2008(1). Mr. Gacek currently serves as the Executive Vice President and Chief Financial Officer at Quantum Corporation. Prior to joining Quantum, Mr. Gacek served as the Chief Financial Officer of ADIC from 1999 to 2006 and also led operations during his last two years there. Before joining ADIC, Mr. Gacek was an audit partner at PricewaterhouseCoopers LLC. He received a B.A. from Western Washington University and is a Certified Public Accountant. Mr. Gacek also serves as a Director of Market Leader, Inc. and Loud Technologies, Inc. The Board has determined that Mr. Gacek qualifies as an audit committee financial expert, as defined under SEC rules and regulations, and that he meets the NASDAQ listing requirement under Rule 4350(d)(2)(A) of having the requisite financial sophistication based upon his employment experience.

(1)
Mr. Gacek was appointed to fill the vacancy on the Board and the Audit Committee created by the resignation of Gayla J. Delly, who resigned her positions on the Board of Directors and as Chairman of the Audit Committee on November 14, 2008 due to personal demands on her time.

        Steven J. Goldman.    Mr. Goldman has served on the Company's Board since 1990 and served as Chairman of the Board from 1990 until 2007. He also served as the Company's President from 1990 until 2000 and as its Chief Executive Officer from 1990 until 2006. Mr. Goldman received his B.S. in electrical engineering from the University of Bridgeport, Connecticut and his M.B.A. from Pepperdine University's executive program. He currently serves as a Director of Data Exchange Corporation and SMC Corporation.

        Jon E.M. Jacoby.    Mr. Jacoby has served as Vice Chairman and Sr. Principal of Stephens Group, LLC, a private equity firm founded by Witt Stephens and Elizabeth Campbell, since September 2006. From July to November 2006 Mr. Jacoby served as Executive Vice President of SF Holdings Corp. (formerly known as Stephens Group, Inc.). Mr. Jacoby was in retirement between October 1, 2003 and July 2006. From 1963 until his retirement in 2003, Mr. Jacoby was employed by Stephens Inc. and Stephens Group Inc., firms collectively engaged in investment banking and other business activities. He received his B.S. from the University of Notre Dame and his M.B.A. from Harvard Business School. Mr. Jacoby currently serves as a Director of Conn's, Inc. and Eden Bioscience Corporation.

        Mark Melliar-Smith.    Mr. Melliar-Smith is the Chairman of the Nominating and Corporate Governance Committee. He is the Chief Executive Officer of Molecular Imprints, Inc., based in Austin, Texas. From March 2003 to September 2005 he was Chief Operating Officer of Molecular Imprints, Inc. From January 2002 to October 2003, Mr. Melliar-Smith was a Venture Partner with Austin Ventures, a venture capital firm focusing on the telecommunications, semiconductor and software businesses. From January 1997 to December 2001, Mr. Melliar-Smith was the President and Chief Executive Officer of International SEMATECH, a research and development consortium for the integrated circuit industry. He received his B.S. and Ph.D. in chemistry from Southampton University in England and his M.B.A. from Rockhurst College. Mr. Melliar-Smith is a Director of Technitrol, Inc., Molecular Imprints, Inc. and Metrosol, Inc.

        Richard J. Thompson.    Mr. Thompson has served on the Board of Directors of Power-One, Inc. since 2007. He was appointed to serve as the Company's Chief Executive Officer in February 2008 and

assumed responsibility as its President as well in September 2008. Upon appointment as an executive of the Company, Mr. Thompson resigned his position as a member of the Audit Committee of the Board. From May 2005 until March 2007 Mr. Thompson served as Senior Vice President, Finance and Chief Financial Officer of American Power Conversion Corporation (acquired by Schneider Electric in February 2007) and before that he served as Chief Financial Officer, Secretary and Treasurer of Artesyn Technologies for fifteen years. Mr. Thompson earned his BBA from Lamar University in Beaumont, Texas.

        Jay Walters.    Mr. Walters has served as Chairman of the Board of Directors since June 2007. From March 2000 to June 2007 Mr. Walters was President of New Horizon Services, LLC, a technology consulting company. Prior to joining New Horizon Services, Mr. Walters held several executive positions with Lucent Technologies, Inc. until his retirement in 1999. Mr. Walters received his B.S. in nuclear engineering from the University of Wisconsin and his M.B.A. from Louisiana State University.

        The Board of Directors unanimously recommends that you vote "FOR" each of the above nominees.

 PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed Deloitte & Touche USA LLP, a member firm of Deloitte Touche Tohmatsu and their respective affiliates (collectively "Deloitte & Touche") to serve as the independent registered public accounting firm for fiscal 2009. This proposal is submitted to the stockholders to seek their approval of the selection of Deloitte & Touche as the Company's independent registered public accounting firm; however, if the appointment of Deloitte & Touche is not ratified by the stockholders, the Audit Committee may reconsider its selection but reserves the right to uphold its decision to appoint Deloitte & Touche. The Audit Committee may also exercise its discretion to appoint a different independent registered public accounting firm if it determines that to be in the best interests of the Company and its stockholders.

        A representative of Deloitte & Touche will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement to our stockholders and respond to their questions.

        The Board of Directors unanimously recommends a vote "FOR" ratification of the appointment of Deloitte & Touche USA LLP to serve as the Company's independent registered public accounting firm for fiscal 2009.

CORPORATE GOVERNANCE PRINCIPLES

        Power-One's Board of Directors and Executive Officers are committed to operating the Company in accordance with established governance principles and sound business practices. This framework provides the fundamental foundation from which the Company's management team pursues long-term strategic objectives aligned with the interests of the Company's stockholders. Power-One's governance guidelines are published on its website at www.power-one.com in the "Investors" section, under "Governance," and are available in print to any stockholder that requests a copy from Power-One's Corporate Secretary.

Board Composition and Independence

        Power-One's Board of Directors currently consists of seven members, each of whom is elected by the Company's stockholders to serve a one-year term, absent any unforeseen circumstances, until the next Annual Meeting of Stockholders. The current composition of the Board represents a breadth of industry and professional experience that the Company believes is an asset.

        In accordance with the governance guidelines established by NASDAQ and the requirements of the Sarbanes-Oxley Act of 2002, the Board believes that a substantial majority of its members should be independent, non-employee Directors and has adopted criteria for establishing independence in accordance with the requirements of the NASDAQ Corporate Governance Listing Standards. Each year, the Nominating and Corporate Governance Committee considers the qualifications and independence of each existing Board member and any proposed nominees for Board membership prior to making recommendations to the Board regarding proposed nominees to serve as Directors for the next year. In doing so the Committee takes into account all relevant facts, circumstances and affiliations, direct or indirect, relationships, and related person transactions that might impact a member's independence from the Company and its management. The Nominating and Corporate Governance Committee has determined that all of the current Directors are independent under the NASDAQ Listing Standards and the Company's guidelines, except Mr. Thompson due to his current service as an executive of the Company and Mr. Goldman due to his prior service as an executive of the Company.

        The Company's Governance Guidelines state that Directors may not stand for re-election after reaching age 75. The Company requires its Directors to offer their resignation whenever their principal employment changes. The Nominating and Corporate Governance Committee then evaluates the Director's changed circumstance and its impact on the Board member's ability to continue effectively contributing to the oversight of the Company's management. The Nominating and Corporate Governance Committee makes a recommendation to the Board on whether the member should continue to serve, but the final decision is made by the Board after taking into account the Committee's recommendation.

Board Responsibilities

        Members of the Company's Board are expected to devote sufficient time and attention to their duties and responsibilities and to ensure that their other responsibilities, including service on other boards, do not interfere with their responsibilities to Power-One. Directors are expected to prepare for and attend all Board meetings and meetings of Committees to which they are assigned absent extenuating circumstances. It is also the Company's policy that Board members attend the Annual Meeting of Stockholders if possible. Regular Board meetings are scheduled quarterly. Special and telephonic meetings are called whenever necessary or appropriate. Last year, the Board held four quarterly meetings, 14 telephonic meetings and took action by written consent once. Each Director attended at least 75% of the aggregate number of Board meetings and meetings of Committees on which he or she served in 2008. All of our then current Directors attended the Annual Meeting of Stockholders for fiscal year 2007.

        Executive sessions with only independent Directors typically occur during the regular quarterly meetings of the Board and at any other time that the Board, in its discretion, believes necessary or appropriate. Executive sessions are chaired by Jay Walters, the Chairman of the Board or by Mr. Bishop, the Lead Director, if Mr. Walters is unavailable. Messrs. Walters and Bishop each qualify as independent under the NASDAQ listing standards and the Sarbanes-Oxley Act of 2002.

        The Board, and each Committee, is authorized to engage independent outside financial, legal and other consultants as they deem necessary or appropriate. Directors also have full access to management.

Board Membership Qualification

        To ensure that the Board of Directors effectively serves the interests of the Company's stockholders, the following is a list of the minimum qualifications expected of candidates considered for nomination to the Board:

  •
  a proven record of ethical conduct and demonstrated sound business judgment established by service for a period of not less than five (5) years in an executive position with a corporation or as a practicing licensed professional, in each case involving substantial responsibility and leadership;

  •
  the ability to devote sufficient time and attention to the responsibilities of serving on the Board of Directors of a publicly traded company;

  •
  training and experience in a function or discipline relevant to the business and operations of the Company (e.g. technology, manufacturing, finance, international operations, marketing) or in other areas that would enhance the effectiveness of the Board of Directors; and

  •
  awareness of and commitment to act in the best interests of the Company's stockholders.

        There are also specific skills and qualities that the Board believes should be held by one or more Directors, although it is not expected that any single candidate possess all of the listed skills but rather that the Board as a whole include members who collectively possess the below listed skills and qualities:

  •
  financial knowledge and experience that qualifies a director as a "financial expert" under the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission ("SEC") and NASDAQ; and

  •
  in-depth knowledge and experience as a senior executive within a key area of a for profit company (e.g. finance, operations, engineering, sales, marketing).

Evaluation of Nominees

        The Nominating and Corporate Governance Committee identifies potential candidates for Board membership through professional search firms and/or personal referrals. Candidacy for Board membership requires the final approval of the full Board. Each year, the Board proposes a slate of nominees to the stockholders, who elect the members of the Board at the Annual Meeting of Stockholders. Stockholders may also propose nominees for consideration by the Nominating and

Corporate Governance Committee by submitting the names and supporting information regarding proposed candidates to the Corporate Secretary in accordance with the procedure for submitting stockholder nominations set forth in this Proxy Statement. Candidates selected for nomination to serve as a Director are expected to demonstrate the highest standards of personal and professional ethics, integrity and values, to be committed to representing the long-term interests of the Company's stockholders, and to comply with the requirements of the majority voting policy adopted by the Board of Directors.

        Candidates (including those proposed by our stockholders) are evaluated by the Nominating and Corporate Governance Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the Committee.

Stockholder Communications with the Board of Directors

        Stockholders may communicate directly with the Company's Board of Directors by writing to:

  Board of Directors
  Power-One, Inc.
  740 Calle Plano
  Camarillo, CA 93012

        A record of all stockholder communications is recorded by the Corporate Secretary, who then reviews the communication. Communications appropriate for Board consideration are promptly forwarded to the Chairman of the Board. Communications that relate to general surveys, solicitations of business, advertisements, unsolicited resumes, product inquiries or complaints, sales or other communications that are unrelated to the role and responsibilities of the Board are not considered appropriate for action by the Board and are not forwarded. Communications regarding the recommendation of a Director nominee are sent to the Chairman of the Nominating and Corporate Governance Committee. Communications regarding accounting or internal controls are sent to the Audit Committee Chairman's attention. The Director to whom the communication is forwarded will present the communication to the full Board for discussion at the next regularly scheduled meeting of the Board and will make recommendations if appropriate.

STANDING COMMITTEES OF THE BOARD

        The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each Committee has adopted a Charter that sets forth the Committee's role and responsibilities. The Charters can be found in the "Investors" link in the "Governance—Introduction" section of the Company's website at www.power-one.com.

Audit Committee

        Power-One's management is responsible for the Company's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles ("GAAP"). The Company's independent registered public accounting firm is responsible for auditing the financial statements and confirming that they are in compliance with GAAP and with Section 404 of the Sarbanes Oxley Act of 2002 and applicable rules and regulations of the Securities Exchange Act of 1934 (the "Exchange Act"). The Audit Committee of the Board of Directors is responsible for monitoring the integrity of these processes and the independence and performance of the independent registered public accounting firm. The Committee also appoints the independent registered public accounting firm.

        None of the Audit Committee members are currently engaged in the practice of public accounting or auditing and they rely upon the information provided to them and the representations made by management and the independent registered public accounting firm in performing their responsibilities. The Audit Committee is authorized to retain independent experts to advise and consult directly with them if they believe an independent opinion or review of any information provided to them or representations made to them by management or the independent registered public accounting firm is necessary or appropriate.

Composition:	The Audit Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.
Charter:
The Audit Committee operates under a written charter adopted by the Committee and approved and ratified by the Board of Directors. A copy of the Audit Committee Charter may be found on the Company's website at www.power-one.com in the "Investors" section, under "Governance—Introduction," and is available in print to any stockholder who requests it from the Corporate Secretary of Power-One.
Members:	The Committee consisted of three independent Directors at all times during fiscal 2008:
Gayla J. Delly, Chairman (resigned November 14, 2008) Jon Gacek, Chairman (appointed November 17, 2008) Kendall R. Bishop Mark Melliar-Smith
All of the above Directors served on the Audit Committee during fiscal 2008 and all of the Directors will remain on the Committee for fiscal 2009, with the exception of Ms. Delly.
Independence:	Every member of the Audit Committee qualifies as independent under guidelines established by the NASDAQ listing standards for Audit Committee membership and under the Exchange Act.

Experts:	The Board has determined that all of the Audit Committee members are financially literate under the NASDAQ Listing Standards and that Mr. Gacek qualifies as an Audit Committee financial expert within the meaning of the SEC regulations and that he has accounting or related financial management expertise as required by the NASDAQ Listing Standards under Rule 4350(d)(2)(A). The determination of Mr. Gacek's qualifications is based upon his relevant education, his current and past employment experience in finance and accounting, and his current position as Executive Vice President and Chief Financial Officer of Quantum Corporation.
Meetings in 2008:	4 regularly scheduled meetings 5 telephonic meetings 0 actions by written consent
Primary Responsibilities:	The following are the primary responsibilities of the Audit Committee. A more complete description of the Committee's functions is set forth in the Committee Charter.
Engage the independent registered public accounting firm;
Review and oversight of management's financial reporting process and the services performed by the independent registered public accounting firm;
Review and oversight of the independence of the independent registered public accounting firm;
Review and evaluation of the Company's accounting principles and system of internal accounting controls.

Compensation Committee

Composition:	The Compensation Committee is a separately designated committee of independent Directors.
Charter:
The Compensation Committee operates under a written charter adopted by the Committee and approved and ratified by the Board of Directors. A copy may be found on the Company's website at www.power-one.com in the "Investors" section under "Governance—Introduction," and is available in print to any stockholder who requests it from the Corporate Secretary of Power-One, Inc.
Members:	The Committee consisted of three independent Directors at all times during fiscal 2008:
Kendall R. Bishop, Chairman Gayla J. Delly (member until November 14, 2008) Jon Gacek (member since November 17, 2008) Jon E.M. Jacoby
All of the above Directors served on the Compensation Committee during fiscal 2008 and will remain on the Committee for fiscal 2009, with the exception of Ms. Delly.

Independence:	All of the Compensation Committee members are independent, as independence is defined in the NASDAQ Listing Standards and under the rules and regulations of the Securities and Exchange Commission.
Meetings in 2008:	4 regularly scheduled meetings 1 telephonic meeting 5 actions by written consent
Primary Responsibilities:	The following are the primary responsibilities of the Compensation Committee. A more complete description of the Committee's functions is set forth in the Committee Charter.
Evaluate the performance of the Chief Executive Officer and set the compensation of the Chief Executive Officer based upon such evaluation and the evaluation of the Board;
Approve the compensation of the Company's executive officers based upon the evaluation of their performance by the Chief Executive Officer and upon his recommendations;
Administer the Company's stock incentive plans;
Approve the Company's incentive plans and establish criteria for bonus awards;
Set the compensation for the members of the Board of Directors, taking into consideration the level of Director compensation at comparable companies; and
Make recommendations to the Board of Directors regarding the overall compensation program and adoption of other compensation plans as may from time to time be deemed appropriate.
Delegation of Authority
The Compensation Committee is not authorized to delegate its authority with respect to executive and Director compensation. The Company's executive officers, including Named Officers, do not have any role in formally setting or establishing the form or amount of compensation paid to Named Officers except to the extent that the Chief Executive Officer makes recommendations to and consults with the Compensation Committee regarding the compensation of his direct reports and other executives.

Pursuant to its charter, the Compensation Committee is authorized to retain independent compensation consultants and other outside experts or advisors as necessary or appropriate to carry out its duties. During 2008, the Compensation Committee retained Watson Wyatt to perform an executive compensation analysis for the Company, and the Compensation Committee considered this analysis when making executive compensation decisions during 2008.

Nominating and Corporate Governance Committee

Structure:	Separately designated committee of independent Directors.
Charter:
The Nominating and Corporate Governance Committee operates under a written charter adopted by the Committee and approved and ratified by the Board of Directors, which is reviewed annually. A copy may be found on the Company's website at www.power-one.com in the "Investors" section under "Governance—Introduction" and is available in print to any stockholder who requests it from the Corporate Secretary of Power-One.
Members:	The Committee consisted of two independent Directors during fiscal 2008:
Mark Melliar-Smith, Chairman Kendall R. Bishop
Both of the above Directors served on the Nominating and Corporate Governance Committee during fiscal 2008 and will remain on the Committee for fiscal 2009.
Independence:
Both of the Nominating and Corporate Governance Committee members are independent, as independence is defined in the NASDAQ Listing Standards and under the rules and regulations of the Securities and Exchange Commission.
Meetings in 2008:	2 regularly scheduled meetings 1 telephonic meeting 0 actions by written consent
Primary Responsibilities:	The following are the primary responsibilities of the Nominating and Corporate Governance Committee. A more complete description of the Committee's functions is set forth in the Committee Charter.
Establish qualifications for board membership;

Evaluate stockholder nominees for director who are properly presented to the Company. See above under section noted "Stockholder Nomination of a Director" for information on the process for presenting stockholder nominees;
Recommend Director nominees to the Board both for the Annual Meeting of Stockholders and to fill vacancies that occur between the annual meetings;
Assist the Board in devising a methodology for annually evaluating the Board's performance;
Recommend the size of the Board, committee structure and assignments and frequency of regular Board meetings; and
Discuss and make recommendations to the full Board regarding the Company's Corporate Governance Guidelines.

AUDIT COMMITTEE REPORT

        The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing that we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.

        During fiscal 2008 the Audit Committee performed an ongoing review of management's attention to and focus upon internal controls of the Company. Management's attention to these matters involved substantial internal audit activity by employees of the Company, site visits with focused internal audit checklists, detailed assessment of specific processes, action items, remediation efforts where required, and related activity to ensure that internal controls operated properly. The progress, findings, and results of these internal auditing activities were reported to the Committee as a recurring item for discussion at its regularly scheduled meetings.

        The Audit Committee reviewed and discussed the Company's audited financial statements for the fiscal year ended December 28, 2008 with Power-One's management, its internal auditors, and with representatives of the independent registered public accounting firm. Both management and representatives of the independent registered public accounting firm represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. In connection with the Committee's review of the financial statements, the Committee considered and discussed with management the quality and acceptability of the financial reporting and disclosures, management's assessment of the Company's internal control over financial reporting and the independent registered public accounting firm's evaluation of the Company's internal control over financial reporting. As required by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, the Committee also discussed and reviewed with the independent registered public accounting firm critical accounting policies and practices, internal controls, and the scope of audits performed by the independent registered public accounting firm, as well as matters relating to their judgment about the quality and acceptability of the Company's accounting principles as applied in its financial reporting. The Committee relies, without independent verification, on the information provided to it and on the representations of management and the independent registered public accounting firm.

        The Committee met independently with representatives of the independent registered public accounting firm to review and discuss their independence from management and the Company and received from them the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning its independence, and has discussed with the independent registered public accounting firm its independence. In particular, the Committee considered whether the independent registered public accounting firm's provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence and determined that it was.

        Based on the above-mentioned review and discussions with management and representatives of the independent public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in Power-One's Annual Report on Form 10-K for the fiscal year ended December 28, 2008 and filed with the SEC on March 13, 2009. The Committee also appointed

Deloitte & Touche to serve as the Company's independent registered public accounting firm for fiscal year 2009, subject to ratification by the Board of Directors and the stockholders.

                      THE AUDIT COMMITTEE

                      Jon Gacek, Chairman
                      Kendall R. Bishop
                      Mark Melliar-Smith

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has adopted policies and procedures for the pre-approval of all services provided by the Company's independent registered public accounting firm in accordance with SEC rules and regulations. The policy combines the two approaches established by the SEC for pre-approving audit and non-audit services and generally permits pre-approval annually of certain specific services in the defined categories of audit services, audit-related services, and tax services up to specified annual budget amounts and sets requirements for specific case-by-case pre-approval of discrete projects, such as those which may have a material effect on the Company's operations or services over certain amounts, and any services exceeding pre-approved budgets. For both categories of services, the Audit Committee considers whether the proposed services are consistent with the SEC's rules on auditor independence. Pre-approval may be given as part of the Audit Committee's approval of the scope of the engagement of the Company's independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be presented to the full Audit Committee at its next scheduled meeting. The policy prohibits retention of the independent registered public accounting firm to perform the prohibited non-audit functions defined in Section 201 of the Sarbanes-Oxley Act or the rules of the SEC. The Committee also considers whether proposed services are compatible with the independence of the public accountants. The Committee has determined that the audit and tax services provided to the Company by the independent registered public accounting firm during fiscal years 2007 and 2008 were consistent with the Company's policies and procedures and are compatible with the independent registered public accounting firm maintaining its independence from management and the Company. All services included in the table of fees paid to Deloitte & Touche USA LLP were pre-approved by the Audit Committee.

Fees Paid to Deloitte & Touche USA LLP

        The following table shows the aggregate fees billed to Power-One for fiscal years 2008 and 2007 by Deloitte & Touche USA LLP, the Company's independent registered public accounting firm. All of the fees were approved by the Audit Committee in accordance with the pre-approval policy above.

SERVICES	2008	2007
	(in thousands)
1. Audit Fees(1)	$2,511	$2,485
2. Audit Related Fees(2)	$0	$0
3. Tax Fees(3)	$133	$303
4. All Other Fees(4)	$291	$0

Total	$2,935	$2,788

(1)
Audit fees consisted of fees in connection with the audits of the Company's annual financial statements (inclusive of internal controls review and attestation), statutory audits, and reviews of the Company's quarterly financial statements and consents related to SEC filings.

(2)
Audit related fees, when incurred, consist primarily of fees for costs of due diligence associated with financial transactions and financial accounting and reporting consultations. The Company did not incur such fees in 2007 or 2008.

(3)
Tax fees consisted of (i) tax compliance fees in connection with federal, state and local income tax return assistance, assistance with tax return filings in certain foreign jurisdictions, requests for technical advice from taxing authorities, assistance with tax audits and appeals and preparation of expatriate tax returns, and (ii) tax planning and advice fees in connection with tax advice related to structuring certain proposed financing and tax advice related to intra-group restructuring items.

(4)
All other fees consist of fees for services provided by the independent registered public accounting firm that were not otherwise captured in the audit, audit related, or tax categories. The Company did not incur such fees in 2007.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Overview

        The Compensation Committee of the Board of Directors (the "Compensation Committee" or "Committee") is responsible for overseeing the compensation of the Company's Directors and executives and ensuring that the Company's executive compensation program meets the objectives of attracting, retaining, motivating and fairly compensating its executives and closely aligning their interests with those of the Company's stockholders. Power-One's compensation program for its Directors and executives is designed to directly link compensation to the Company's performance and increased share value.

        The discussion and analysis below is designed to assist the Company's stockholders in understanding the objectives of our executive compensation program, the various components of compensation paid to our named executive officers ("Named Officers") and the basis for our compensation decisions. Our Named Officers include Richard J. Thompson, President and Chief Executive Officer ("CEO"), Linda C. Heller, Senior Vice President, Finance, Treasurer and Chief Financial Officer ("CFO"), Alexander Levran, Senior Vice President, Research & Development and Chief Technology Officer ("CTO") and Neil Dial, Senior Vice President, Operations. There was no other executive officer who served the Company at the end of fiscal 2008 whose compensation for 2008 exceeded $100,000. Information is also provided for William T. Yeates, the Company's former Chief Executive Officer who resigned his position on February 19, 2008; Brad W. Godfrey, former President and Chief Operating Officer who resigned his position on September 29, 2008; Jeffrey J. Kyle, former Vice President, Finance, Treasurer and Chief Financial Officer, who resigned his position on July 31, 2008; and Randall H. Holliday, former General Counsel and Secretary who resigned his position on September 26, 2008.

        In addition to our Named Officers, other key employees of the Company participate in our executive compensation programs at varying levels based upon their job responsibilities and their impact on Company performance and achievement of its goals. This discussion and analysis should be read together with the compensation tables provided in this Proxy Statement.

Executive Compensation Program Objectives

        The Committee believes that bonuses, incentive payments and other performance based awards must be linked to measurable performance metrics associated with key financial and operational benchmarks and that executive compensation should reflect the scope of an individual's responsibilities, the Company's performance and the contribution of each executive to the Company's success. The Committee also believes that a meaningful portion of an executive's total compensation potential should be in equity to align the executive's interests with those of the Company's stockholders and to ensure that stockholder value remains a primary objective for the Company's senior management. The Committee further strives to balance current results and rewards with future expectations and believes that in appropriate situations, certain discretionary bonuses or other compensation can be an appropriate tool for rewarding executives tasked with the performance of significant tasks that may not necessarily result in immediate financial performance improvements.

        Market competitiveness and equitable principles are central elements of the Committee's compensation policies. The aggregate compensation of the Company's executives, whether cash or equity based, is evaluated by comparison to that of executives at similar-sized companies in related industries who hold the same positions or have substantially similar levels of responsibility, as well as by comparison to other executives within the Company who have comparable levels of responsibility. To evaluate the competitiveness of the Company's compensation programs, the Committee may retain consultants from time-to-time, and it may review publicly disclosed compensation information of the named executive officers of similar-sized companies in related industries within comparative geographical regions and in similar positions at companies we compete with for executives. The Committee also considers the individual executive's role within the Company, his or her leadership responsibilities, performance during the last year and his or her ability to impact the overall performance of the Company. The Compensation Committee solicits and encourages management input, recommendations, and suggestions on all elements of total compensation and seeks the advice of compensation specialists when appropriate; however, ultimate decision-making authority and final approval of the compensation packages offered resides with the Compensation Committee.

        The Committee's compensation objectives include:

  •
  Providing a competitive total compensation package that enables the Company to attract and retain key personnel;

  •
  Motivating achievement of target performance goals by providing short-term compensation opportunities linked to performance;

  •
  Providing long-term compensation incentives, primarily through equity awards, that align executive compensation with stockholder interests; and

  •
  Promoting ownership of the Company's stock by its executives to further align the goals of executives with those of the Company's stockholders. In July 2008 the Company established stock ownership guidelines for employee and non-employee Directors.

Elements of Executive Compensation

        The Compensation Committee's objectives are implemented through the Company's executive compensation program, which is comprised of three primary elements: base salary, annual incentive compensation and long-term compensation. The Committee believes that each element of the executive compensation program helps the Company to achieve one or more of its compensation objectives. The table below lists each material element of the executive compensation program, the compensation objective or objectives that it is designed to achieve, and the characteristics of each compensation element.

 Key Elements of Compensation

Element	Purpose	Characteristics
Base salary	To attract and retain qualified executives; fixed rate of pay based upon an individual's skills, experience and performance.	Not at risk. Base salary is set commensurate with the position and is intended to be competitive with the applicable market. Executives are eligible for annual merit increases and adjustments for changes in job scope.
Short-term incentives	To attract and retain qualified executives; to motivate and reward achievement of annual goals and objectives.	At risk. This element includes performance-based cash awards. The amount earned varies based on actual results achieved relative to target results.
Long-term incentives	To align interests of executives with stockholders; to reward over time based upon stock price appreciation.	At risk. Majority is performance-based; amount realized depends upon stock price performance.

        Secondary elements of the executive compensation program include other benefits and perquisites discussed below that serve to attract and retain qualified executives. Such elements are typically not at risk and involve costs that are generally fixed.

        The Committee believes that both short-term and long-term incentive compensation should reflect the performance of the Company as well as the individual contribution of each executive and further believes that a significant portion of executive compensation should be linked to stock value. Accordingly, the aggregate compensation paid to the Company's Named Officers is significantly weighted toward annual incentive and long-term compensation, both of which are "at risk" if the Company does not achieve its operating goals and strategic objectives. At risk compensation reflects the Committee's position that executives and key employees should be paid for performance. Salary and bonus payments are primarily designed to provide short-term rewards for current and past performance, recognizing that the primary goal of the Company and the Compensation Committee is to create long-term value for stockholders. The principal tool used to achieve the long-term incentive goals is the periodic grant of restricted stock units, stock options and other equity awards to Named Officers and key employees. Equity is awarded to provide incentives for superior long-term future performance, as well as to reward exemplary past performance and as a tool for hiring and retaining Named Officers and key employees. The Committee believes that equity awards provide an excellent tool for linking executive interests to those of the Company's stockholders because the potential value of the awards is directly related to the price of the Company's common stock.

        The Compensation Committee evaluates the Chief Executive Officer's ("CEO") compensation in light of the Company's goals and objectives and the CEO's success in achieving those goals and objectives. The Committee accepts input from the Board but has the sole authority to set the CEO's compensation based on its evaluation of the CEO's performance. The CEO evaluates the performance of the other Named Officers and makes compensation recommendations to the Compensation Committee for their review and approval. The Committee determines for the CEO and approves for other Named Officers aggregate compensation packages based upon a number of factors, including the executive's position, experience and performance (particularly over the past year, if applicable), as well as competitive market data and retention concerns.

        The Committee has the right to retain the services of outside consultants to assist with and make recommendations regarding executive compensation levels, practices and programs and has done so from time to time in the past. During fiscal 2008, Watson Wyatt was engaged to perform an executive compensation analysis for the Company. Attention was given to salary levels, bonus entitlement, and equity compensation as the key elements of total compensation packages. Watson Wyatt used a variety of reference sources in reaching its conclusions, including data from publicly available surveys that focused on a cross section of high technology and durable goods manufacturing companies of approximately the same size and market capitalization as the Company. References below in this Compensation Discussion and Analysis to compensation paid to executives by "comparable companies" are based in part on the survey data provided by Watson Wyatt and by other compensation consultants as reported in previous proxy statements. Additional detail regarding each pay element of our executive compensation program is presented below.

Base Salary

        Base salaries are paid in cash and are used to provide a specific level of primary compensation for services rendered during the fiscal year. Levels are set for each executive based on the executive's position and responsibilities and are reviewed annually. The Committee reviewed recommendations from the CEO regarding the base salaries of selected executive and elected officers of the Company at its meeting in August 2008 and Named Officer Alex Levran was awarded a salary increase effective November 1, 2008, which is reflected in the Summary Compensation Table. No adjustments were made to base salary levels for other Named Officers. The base salaries for Messrs. Thompson and Dial and Ms. Heller were negotiated and set in accordance with what the Committee believes reflects market for each of their positions in comparable companies and at levels that would attract each of them to join the Company.

        Mr. Thompson is the only Named Officer with an Employment Agreement that sets his base salary and other terms of his employment.

Short-term Incentives—Cash Bonus Plans

        Annual incentive compensation is a key component of the Committee's philosophy that the Company's executives should be paid for performance. The Management Incentive Plan ("MIP") is a bonus plan that rewards eligible participants, including Named Officers, for achievement of predetermined target performance. The Committee established bonus tiers for fiscal 2008 tied to pre-bonus net income for the year. Target performance levels (100% achievement) reflect the Company's operating plan and were viewed as attainable in light of market conditions and industry trends. The MIP further contains a maximum tier which the Committee views as a significant yet realistic challenge to management to increase operating efficiencies that impact net income. The threshold tier requires that management achieve what the Committee views as minimally acceptable results and results in less than full bonus for participants.

        The Compensation Committee does not use discretion to pay awards under the MIP that have not been earned under the terms of the plan. The MIP is, however, structured to allow the Committee to exercise discretion with respect to appropriate adjustments for certain non-recurring charges and unusual events in order to fairly assess the performance of the Company and management's achievement of a bonus. Earned awards, if any, are typically paid out in cash after the end of the fiscal year.

        In fiscal 2008 there were 29 MIP participants divided into several classifications with target incentive award levels ranging from 25% to 100% of base salary. Each participant's classification reflects the participant's relative ability to impact the Company's performance. The fiscal 2008 target annual incentive award percentages assigned to the Company's Named Officers ranged from 30% to 100%. Participants were eligible to earn up to 1.5 times the bonus target payout amount in the event that performance exceeded 120% of performance goals, 1.0 times the target bonus payout amount if performance reached 100% of target goals and .50 times the bonus target payout if performance reached 80% of target goals. For achievement of less than 80% of target performance goals, no bonus was paid. The possible dollar range of the fiscal 2008 annual incentive awards for Named Officers, including threshold, target and maximum awards, is presented in the "Grants of Plan-Based Awards Fiscal 2008" table. Awards were not paid to any of the Named Officers in fiscal 2008 because target achievements were not met and the Company did not achieve the net income threshold to fund the bonus pool under the terms of the MIP. Mr. Thompson's Employment Agreement entitled him to a minimum $350,000 bonus for 2008 which was not paid because the Company did not achieve the performance targets set for Mr. Thompson, nor did the Company achieve the net income threshold required to fund the bonus pool.

        Fiscal 2009 incentive objectives were established by the Compensation Committee in February 2009. The MIP for fiscal 2009 focuses leadership attention on operating measures that will achieve pre-bonus net income as reflected in the Company's annual operating plan presented to the Board of Directors. The bonus pool is funded only upon achievement of a target net income threshold. The target annual incentive award percentages assigned to the Company's current Named Officers range from 50% to 100%. Named Officers are individually measured on various metrics that the Named Officer is in a position to influence and are eligible to earn up to 1.5 times the bonus target payout amount in the event that performance exceeds 120% of performance goals, 1.0 times the bonus target payout amount in the event that performance reaches 100% of performance goals, and .80 times the bonus target payout amount if performance reaches 80% of target performance goals. Participants will not receive a bonus if they achieve less than 80% of their target performance goals.

Long-Term Incentives—Equity Compensation

        Historically, executive cash compensation has been supplemented with significant equity awards that tie compensation to the performance of the Company's stock. The Compensation Committee believes that a meaningful component of the compensation paid to executives over the long-term should be derived from stock because it aligns the interests of the executives with the interests of the Company's stockholders and encourages them to manage the Company in accordance with the best long-term interests of its stockholders. Equity awards granted to Named Officers are in the form of restricted stock units that are payable upon vesting in shares of the Company common stock, or options or stock appreciation rights ("SARs") to purchase the Company's common stock at a grant price based upon the market price of the Company's stock on the date of grant. Restricted stock units have some financial value regardless of stock price volatility; however, the ultimate value of the award is directly related to the value of the Company's stock and helps incent executives and key employees to achieve the Company's goals and targets. Stock option and SAR awards also link the interests of executives to those of the Company's stockholders to the extent that options and SARs only have realizable value if the share price of the Company's stock increases relative to the grant or the exercise price. The Committee believes that equity ownership in the Company is a valuable incentive to our executives and key employees and that equity based compensation further aligns the interests of the Company's executives with those of the stockholders. The Committee further believes that equity compensation influences retention due to the fact that they typically vest over a four-year term. The Compensation

Committee determines, on a discretionary basis, whether an equity award should be granted and the number of shares of common stock subject to the award.

        The Company does not have a formal policy requiring that equity award grants be made at any particular time during the year and it expects to continue granting equity awards to executive officers at its discretion when deemed appropriate. The Company does not have, nor does it intend to adopt, any practice of timing the grant of any form of equity award in coordination with any release or announcement of any material, non-public information.

        At various meetings in 2008, the Compensation Committee reviewed recommendations of the Company's CEO for stock option awards to various key employees. The Committee determined that the proposed awards met the compensation objectives and strategy of the Committee as described under "Elements of Compensation" described above and it approved the stock option awards. The stock option awards for the Named Officers are reflected in the Grants of Plan-Based Awards Fiscal 2008 table below.

        Stock options granted to key employees during fiscal 2008 have the following terms:

  •
  The exercise price of the option is the market price on the grant date.

  •
  The option grants vest annually in 25% increments beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary.

  •
  The option grants expire 10 years from the grant date.

  •
  Stock options and SARs awarded to Messrs. Thompson and Dial and Ms. Heller were set at levels that the Committee believed would attract them to join the Company and would provide a retention incentive for each of them.

  •
  Mr. Thompson's stock option and SAR grants and Mr. Dial's stock option grant are subject to accelerated vesting upon achievement of the following performance targets(2):

(2)
The performance targets are measured on the first and second anniversaries of the grant dates to encourage Messrs. Thompson and Dial to work aggressively and continually toward quickly improving the Company's performance.

  •
  Mr Thompson's stock options and SAR awards fully vest on the fourth anniversary of each of the respective grant dates; however, (i) 50% of the options and SARs are subject to accelerated vesting on March 1, 2010 if the price of the Company's stock reaches a defined target price for a designated number of consecutive trading days during a defined period of time prior to that date and the Company's consolidated net income for fiscal 2009, as determined under GAAP, equals or exceeds a designated percentage of the Company's net sales revenue for the same period, as determined under GAAP and (ii) 25% of the options and SARs are subject to accelerated vesting on March 1, 2011 if the price of the Company's stock reaches a defined target price for a designated number of consecutive trading days during a defined period of time prior to that date and the Company's consolidated net income as determined under GAAP equals or exceeds a designated percentage of the Company's net sales revenue for the same period, as determined under GAAP.

  •
  Mr. Dial's stock options fully vest on the fourth anniversary of the grant date; however, they are subject to accelerated vesting on the first or second anniversary of the grant date if the price of the Company's common stock reaches certain defined targets during a designated number of consecutive trading days prior to each of the first and second anniversaries of the grant date.

Restricted Stock Units

        Restricted stock units are granted to executives to facilitate retention and, in the case of newly hired executives, for recruitment. At various meetings throughout the year, the Committee reviewed recommendations by the Company's CEO for restricted stock unit grants to various key employees and potential new employees. The Committee determined that the proposed grants met the compensation objectives and strategy of the Committee as described under "Elements of Compensation" above and it approved the restricted stock unit grants. The restricted stock unit grants for the Named Officers are reflected in the Grants of Plan-Based Awards Fiscal 2008 table below. The restrictions on the restricted stock unit grants to the Named Officers in fiscal 2008 lapse ratably and the awards will fully vest on the fourth anniversary of the grant date. The restrictions generally provide that, unless the Compensation Committee in its discretion determines otherwise, during the term of the restrictions, shares may not be sold or otherwise transferred and will be immediately forfeited in the event of the executive's termination of employment for any reason other than death, disability or retirement. Restricted stock units are subject to accelerated vesting in the event of a change in control of the Company and Mr. Thompson's restricted stock units are subject to accelerated vesting based upon achievement of certain performance objectives, as discussed above, and under certain circumstances as set forth in his Employment Agreement.

        The aggregate amount, as determined under FAS No. 123R, recognized for purposes of our financial statements for 2008 with respect to outstanding options, SARs and restricted stock unit awards granted to our Named Officers is shown in the "Stock Awards" and "Option Awards" columns of the Summary Compensation table below. The grant date value of the options, SARs and restricted stock units awarded to the Named Officers in 2008, as determined under FAS No. 123R for purposes of our financial statements, is shown in the "Grant Date Fair Market Value of Stock and Options Awards" column of the Grants of Plan-Based Awards table below. The ultimate value, if any, of stock options, SARs and restricted stock unit grants which will be realized is not determinable at the date of grant.

Other Benefits and Perquisites

        Our Named Officers also either participate or are eligible to participate in our other benefit plans and programs on the same terms as other employees, including the Company's medical and dental insurance, term life insurance, short-term disability insurance, long-term disability insurance and paid time-off plan. In addition, we provide certain of our Named Officers with perquisites that we believe are reasonable and competitive, and help us to hire and retain qualified executives. The value of other benefits and perquisites provided in 2008, in total and itemized, are presented in the Summary Compensation Table and in the All Other Compensation Table below.

Employment, Change of Control and Other Agreements

        The Company provides each of our Named Officers and certain key employees with severance benefits under individual change in control agreements ("CIC Agreements"), provided that the individual's employment is terminated within a certain period of time following a change in control. The CIC Agreements were adopted in May of 2007 to ensure that in the event of a proposed change of control, our senior executives and key employees can focus upon the pending transaction, rather than being concerned about their continuing employment if the transaction occurs. The Board believes that providing senior executives and key employees with transitional compensation protection if their employment ends as a result of a change in control, as defined in the agreements, encourages the executive to act in the best interests of the Company and its stockholders by eliminating personal concerns and uncertainties the employee might otherwise have. The Board believes these agreements offer a fair reward for hard work and value creation, assist in retaining executives during a time of transition and provide incentives for them to remain with the Company during periods of uncertainty at the end of which such executives may not be retained. The Named Officers with change of control agreements, as well as the value of potential payments upon a change in control, are presented in the Change in Control table below. The CIC Agreements do not provide benefits if employment is terminated for cause, death or disability or if employment is voluntarily terminated by the Named Officer without "Good Reason," as defined in the CIC Agreement.

        Under the terms of the CIC Agreements for each of the Named Officers currently employed by the Company, severance payments that will be made if the officer's employment is terminated without cause or if the officer terminates his or her employment for "Good Reason" as defined in the CIC Agreements, due to a change in control, generally includes (i) payment of one times the sum of their annual salary; (ii) payment of one times the average of the annual bonuses paid for the three full fiscal years immediately preceding the severance date; (iii) reimbursement of COBRA premiums for one year or until death or eligibility for coverage under the health plan of another employer; (iv) all unvested contributions under the Company's 401(k) plan; and (v) up to $15,000 reimbursement for outplacement services. In the event that Mr. Thompson's employment is terminated due to a change in control, he is entitled to receive (i) payment of two times the sum of his annual salary, (ii) payment of two times the average of the annual bonuses paid for the three full fiscal years immediately preceding the severance date (or such lesser number of full fiscal years that the executive was employed); (iii) reimbursement of COBRA premiums for two years or until death or eligibility for coverage under the health plan of another employer; (iv) all unvested contributions under the Company's 401(k) plan; and (v) up to $15,000 reimbursement for outplacement services. In addition, all outstanding equity-based awards generally accelerate upon a change in control of the Company whether or not employment terminates. The Company believes it is appropriate to fully vest equity awards in change in control situations to allow the equity award holder to benefit from any gain in the stock price resulting from the transaction. In addition, the agreements for the Named Officers provide that if their benefits exceed a specified amount, they will be reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code. The excise tax gross-up is intended to make the executive whole for any adverse tax consequences that may result under Section 4999 of the Internal Revenue Code with respect to the CIC benefits and to preserve the level of severance protections that we determined to be appropriate when we entered into these agreements. The payment of severance benefits under the CIC Agreements is contingent upon the execution of a release of claims against the Company.

        Other than the CIC Agreements, we do not have any formal severance benefit agreements with any of our Named Officers other than with Mr. Thompson pursuant to the terms of his Employment Agreement filed as an exhibit to the report on Form 8K filed with the Commission on February 21, 2008. Certain officers received severance packages upon resignation of their positions during 2008 that provided for salary continuation of up to twelve (12) months and other benefits, as noted in the Summary Compensation Table below. Such packages were entered into at the discretion of management, in consultation with the Compensation Committee, and were entered into in consideration for the execution of a waiver and release agreement in favor of the Company. Mr. Thompson's Employment Agreement prevents the Company from terminating his CIC Agreement during the term of the Employment Agreement.

Stock Ownership Guidelines

        In July 2008 the Company established stock ownership guidelines for employee and non-employee Directors.

Tax Policy

        Section 162(m) of the Internal Revenue Code limits the deductibility of cash compensation in excess of $1 million paid to the CEO and the four most highly compensated executive officers during any taxable year, unless such compensation meets certain requirements. The Committee's intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to the Company's Named Officers and the Committee believes that its current executive compensation program generally satisfies the requirements for exemption from the IRC §162(m) deduction limitation; however, the Committee reserves the right to design programs that recognize a full range of performance criteria important to the Company's success even if certain aspects of the compensation paid under such programs may not be fully deductible. For example, restricted stock unit awards are not considered performance-based compensation under §162(m), and may not be fully deductible when paid. The Compensation Committee has considered and will continue to consider tax and other consequences in structuring its compensation arrangements with executives and will continue to ensure that the arrangements are reasonable and consistent with the goals of the Company and its stockholders. Total cash compensation is within $1 million for all Named Officers for fiscal 2008 and, therefore, all compensation should be deductible by the Company.

        Cash bonuses are intended to comply with the rules under Section 162(m) for treatment as performance-based compensation. Therefore, the Company expects to be permitted to deduct compensation related to cash bonuses earned by Named Officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      THE COMPENSATION COMMITTEE

                      Kendall R. Bishop, Chairman
                      Jon Gacek
                      Jon E.M. Jacoby

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During fiscal 2008, Mr. Bishop served as Chairman of the Compensation Committee. Jon E.M Jacoby served as a Compensation Committee member, Gayla Delly served as a Committee member until her resignation on November 14, 2008 and Jon Gacek served as a Committee member beginning on November 17, 2008. None of the Company's Compensation Committee members were officers or employees of the Company during the past fiscal year, nor are any of them former employees of the Company. None of the Compensation Committee members and none of the Company's executive officers has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity and no interlocking relationship existed in fiscal 2008.

 EQUITY COMPENSATION PLAN INFORMATION

        The Company currently maintains three equity compensation plans: the Power-One, Inc. Amended and Restated 1996 Stock Incentive Plan (the "1996 Plan"), the Power-One, Inc. 2001 Stock Option Plan (the "2001 Plan"), and the Power-One, Inc., 2004 Stock Incentive Plan (the "2004 Plan"). With the exception of the 2001 Plan, each of these plans has been approved by the Company's stockholders.

        The following table sets forth, for each of the Company's equity compensation plans, the number of shares of common stock subject to outstanding options and other rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 28, 2008.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)

Equity compensation plans approved by stockholders	7,521,857	(1)	$7.37	(2)	1,579,500	(3)

Equity compensation plans not approved by stockholders	475,320	(4)	$6.17		—

Total	7,997,177		$8.05		1,579,500

(1)
Of these shares, 1,555,000 were subject to outstanding stock options under the 2004 Plan, 1,396,254 were subject to outstanding stock unit awards under the 2004 Plan, 4,376,853 were subject to outstanding stock options under the 1996 Plan and 193,750 were subject to outstanding stock unit awards under the 1996 Plan. No further awards may be granted under the 1996 Plan and the 2001 Plan.

(2)
This number does not reflect the 1,396,254 shares that were subject to outstanding stock unit awards under the 2004 Plan and 193,750 shares that were subject to outstanding stock unit awards under the 1996 Plan.

(3)
All shares available for future issuance are under the 2004 Plan. Subject to certain express limits of the 2004 Plan, shares available for award purposes under the 2004 Plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, and other forms of awards granted or denominated in shares of our common stock or units of our common stock including, without limitation, stock bonuses, restricted stock, and performance shares.

(4)
All of these shares were subject to awards granted under the 2001 Plan. The 2001 Plan was adopted in September 2001, per applicable regulations and exchange listing rules, as an equity compensation plan not approved by security holders. The 2001 Plan is administered by our Compensation Committee. Awards under the 2001 Plan may only be nonstatutory stock options. No awards under the 2001 Plan were permitted to any Director of the Company or to any person who is an officer within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended. The maximum term of options granted under the 2001 Plan is 10 years after the initial date of the award. No new awards may be granted under the 2001 Plan. Options granted under the 2001 Plan were granted at the "fair market value" of the underlying shares (i.e. the closing price of our stock on the date the option is granted). Generally, awards that are not yet exercisable will terminate upon the date the grantee is no longer employed by the Company, and those that are exercisable will remain exercisable for ninety (90) days after the end of employment.

EXECUTIVE COMPENSATION

        The information regarding the Company's Named Officers is included in Part I, Item 1, under the caption "Executive Officers of the Registrant" in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2008 and is hereby incorporated by reference into this Proxy Statement.

SUMMARY COMPENSATION TABLE

        The following table presents information regarding compensation of individuals who during fiscal 2008 were (i) our principal executive officer(s), (ii) our principal financial officer(s); (iii) the three next most highly compensated executive officers who earned at least $100,000 during fiscal 2008; and (iv) two other individuals who would have been Named Officers if they had remained employed by the Company at fiscal year end.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)

Richard J. Thompson(5)	2008	$423,077	—	$234,281	$997,500	$76,685	$1,731,543
President and Chief Executive Officer

William T. Yeates(6)	2008	$182,701	—	$322,500	—	$398,111	$903,312
Chief Executive Officer	2007	$441,500	$1,500	$243,438	—	$18,501	$704,939
	2006	$413,463	$100,000	$126,958	—	$19,145	$659,566

Brad W. Godfrey(7)	2008	$324,200	—	$279,375	—	$101,614	$705,189
President and Chief	2007	$330,000	—	$220,078	—	$14,565	$564,643
Operating Officer	2006	$292,240	$100,000	$126,958	—	$15,938	$535,136

Linda C. Heller(8)	2008	$94,231	$25,000	$33,594	—	$4,418	$157,243
Sr. Vice President Finance, Treasurer, and Chief Financial Officer

Jeffrey J. Kyle(9)	2008	$160,272	—	$214,000	—	$118,494	$492,766
Vice President Finance, Treasurer, and Chief Financial Officer	2007	$226,095	—	$174,469	—	$16,634	$417,198

Neil Dial(10)	2008	$80,769	$120,000	—	$44,375	$7,248	$252,392
Sr. Vice President, Operations

Alexander Levran,	2008	$269,423	—	$89,125	$75,625	$19,780	$453,953
Sr. Vice President, Research	2007	$255,000	—	$89,125	—	$16,096	$360,221
and Development, and Chief Technology Officer

Randall H. Holliday(11)	2008	$235,556	—	$60,000	$75,625	$21,466	$392,647
Secretary and General Counsel	2007	$260,000	—	$60,000	—	$17,880	$337,880
	2006	$253,079	$20,000	$50,783	—	$18,922	$342,784

(1)
The bonus amounts reported in column (d) for Mr. Dial and Ms. Heller represent sign-on bonuses paid to each of them in connection with their employment.

(2)
The amounts reported in Column (e) reflect the FAS 123R share-based compensation expense for outstanding restricted stock unit awards as to which the restrictions have not lapsed. See Note 14 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 28, 2008 for a discussion of assumptions made in valuation of share based compensation. The restrictions on restricted stock awards lapse on the first, second, third and fourth anniversary of the grant date. The amounts reported reflect the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes, disregarding any estimate of forfeitures related to service-based vesting conditions. The following stock awards were forfeited during fiscal 2008 as a result of terminations of employment: William Yeates 250,000; Brad Godfrey 25,000; Jeffrey Kyle 157,500 and Randall Holliday 20,000. The amounts reported as "stock awards" in the Summary Compensation Table for executives who forfeited awards during 2008 may be reduced by any compensation cost for the forfeited awards previously reported by the Company in the Summary Compensation Table.

(3)
Reflects the FAS 123R share-based compensation expense during 2008 for outstanding stock option and stock appreciation right ("SAR") awards. See Note 14 to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 28, 2008 for a discussion of assumptions made in valuation of share-based compensation. The amounts reported as "option awards" in the Summary Compensation Table for executives who forfeited awards during 2008 may be reduced by any compensation cost for the forfeited awards previously reported by the Company in the Summary Compensation Table.

(4)
Consists of compensation included in the All Other Compensation Table below.

(5)
Richard Thompson was appointed as the Company's Chief Executive Officer on February 19, 2008.

(6)
William T. Yeates resigned his position as Chief Executive Officer effective February 19, 2008. Amounts in column (i) of the above table include severance amounts paid to Mr. Yeates during fiscal 2008.

(7)
Brad W. Godfrey resigned his position as President and Chief Operating Officer effective September 29, 2008. Amounts in column (i) of the above table include severance amounts paid to Mr. Godfrey during fiscal 2008.

(8)
Linda C. Heller was appointed Senior Vice President, Finance, Treasurer, and Chief Financial Officer effective July 31, 2008.

(9)
Jeffrey J. Kyle resigned his position as Vice President, Finance, Treasurer, and Chief Financial Officer effective July 31, 2008. Amounts in column (i) of the above table include severance amounts paid to Mr. Kyle during fiscal 2008.

(10)
Neil Dial was appointed Senior Vice President, Operations effective September 29, 2008.

(11)
Randall H. Holliday resigned his position as Secretary and General Counsel effective September 26, 2008.

 ALL OTHER COMPENSATION TABLE

        The following table sets forth the specific items included in the "All Other Compensation" column of the Summary Compensation Table.

Named Officer	Year	Company Contributions to Defined Contribution Plan(1)	Life Insurance and Executive Medical Plan Premiums	Living Allowance(2)	Severance(3)	Auto Allowance	Total

Richard J. Thompson	2008	$9,200	$2,775	$54,000	$0	$10,710	$76,685
President and Chief Executive Officer

William T. Yeates	2008	$1,031	$6,930	$0	$388,110	$2,040	$398,111
Former Chief Executive Officer

Brad W. Godfrey	2008	$4,154	$7,950	$0	$83,510	$6,000	$101,614
Former President and Chief Operating Officer

Linda C. Heller	2008	$0	$1,388	$0	$0	$3,030	$4,418
Sr. Vice President Finance, Treasurer, and Chief Financial Officer

Jeffrey J. Kyle	2008	$6,541	$7,830	$0	$99,323	$4,800	$118,494
Former Vice President Finance, Treasurer and Chief Financial Officer

Neil Dial	2008	$0	$833	$4,615	$0	$1,800	$7,248
Sr. Vice President, Operations

Alexander Levran	2008	$6,400	$5,580	$0	$0	$7,800	$19,780
Sr. Vice President, Research and Development, and Chief Technology Officer

Randall H. Holliday	2008	$8,468	$6,998	$0	$0	$6,000	$21,466
Former Secretary and General Counsel

(1)
Consists of contributions made by the Company during 2008 under the Power-One Inc. 401(k) Retirement Savings Program.

(2)
Includes amounts paid by the Company for living expenses in the amount of $6,000 per month for Mr. Thompson and up to $4,000 per month for Mr. Dial.

(3)
Severance amount reported above includes for William Yeates $16,571 for Cobra premiums and $50,000 for outplacement services; for Brad Godfrey $5,588 for Cobra premiums; and for Jeffrey Kyle $8,285 for Cobra premiums and $915 for outplacement services.

 GRANTS OF PLAN BASED AWARDS-FISCAL 2008

        The following table provides information regarding the awards under the Company's MIP and under the 2004 Stock Incentive Plan (the "2004 Plan"). There were no equity-based incentive awards granted to the Named Officers during fiscal 2008, other than the stock option awards, SARs and restricted stock unit awards disclosed below, and there were no non-equity incentive plan awards distributed to the Named Officers during fiscal 2008.

								All Other Stock Awards: Number of Shares of Stock or Units (#)
									All Other Option Awards: Number of Securities Underlying Options (#)
					Estimated Potential Payouts Under Equity Incentive Plan Awards						Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards								Exercise or Base Price of Option Awards ($/Sh)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Richard J. Thompson,	3/1/09	$300,000	$375,000	$562,500
President and Chief	2/18/08	—	—	—	—	—	—	—	500,000	$2.38	$760,000
Executive Officer	2/18/08	—	—	—	—	—	—	—	250,000	$2.38	$380,000
	2/18/08	—	—	—	—	—	—	450,000	—	—	$1,071,000

William T. Yeates	3/1/09	$264,000	$330,000	$495,000
Former Chief Executive Officer	3/18/08	—	—	—	—	—	—	—	150,000	$5.77	$29,169
	3/18/08	—	—	—	—	—	—	—	75,000	$17.54	$358
	3/18/08	—	—	—	—	—	—	—	675,000	$11.17	$19,002
	3/18/08	—	—	—	—	—	—	—	75,000	$6.02	$13,195

Brad W. Godfrey	3/1/09	$99,000	$123,750	$185,625
Former President and Chief Operating Officer

Linda C. Heller,	3/1/09	$37,500	$46,875	$70,313
Sr. Vice President Finance, Treasurer, and Chief Financial Officer	7/31/08	—	—	—	—	—	—	150,000	—	—	$322,500

Jeffrey J. Kyle(6)	3/1/09	$55,680	$69,600	$104,400
Former Vice President Finance, Treasurer and Chief Financial Officer

Neil Dial,	9/29/08	—	—	—	—	—	—	—	250,000	$1.23	$177,500
Sr. Vice President, Operations

Alexander Levran,	3/1/09	$99,000	$123,750	$185,625
Sr. Vice President, Research and Development, and Chief Technology Officer	8/4/08	—	—	—	—	—	—	—	150,000	$2.09	$181,500

Randall H. Holliday	3/1/09	$62,400	$78,000	$117,000
Former Secretary and General Counsel

(1)
Amounts in this table reflect non-equity incentive awards that could have been earned in 2008. Non-equity incentive awards were not granted to any Named Officer in fiscal 2008. Equity incentive awards were not granted to William Yeates, Brad Godfrey, Jeffrey Kyle or Randall Holliday in fiscal 2008. Neil Dial was not eligible for a potential non-equity incentive award because of the date he joined the Company.

(2)
The information reported in columns (j) and (l) for Mr. Yeates represents modifications to extend the exercise periods of certain outstanding options in connection with his resignation as an executive of the Company.

(3)
The information reported in columns (c), (d) and (e) for Messrs. Yeates, Kyle, Godfrey and Holliday would have applied had they their employment not terminated in 2008.

Narrative for Summary Compensation Table and Grants of Plan-Based Awards Table

        As noted in the "Compensation Discussion and Analysis" above, none of the Named Officers are covered by Employment Agreements except Richard Thompson.

        The amounts set forth above in "Estimated Payouts Under Non-Equity Incentive Plan Awards" reflect amounts that could have been earned by each Named Officer under the Management Incentive Plan ("MIP") discussed above in the "Short Term Incentives—Cash Bonus Plans" section of the "Executive Compensation Discussion and Analysis" under each of the bonus tiers established under the plan. Awards were not paid to any of the Named Officers in fiscal 2008 because target achievements were not met and the Company did not achieve the net income threshold to fund the bonus pool under the terms of the MIP.

        Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2004 Plan. The 2004 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

        Linda C. Heller's restricted stock unit awards reported in the table above are scheduled to vest 25% at each of the first, second, third and fourth anniversaries of the date of the initial award; however Mr. Thompson's restricted stock unit awards are subject to accelerated vesting as discussed above in the "Long-Term Incentives—Equity Compensation" section of the "Executive Compensation Discussion and Analysis." All stock option awards reported in the table above are scheduled to vest 100% on the fourth anniversary of the grant date; however the awards granted to Messrs. Thompson and Dial are subject to accelerated vesting as discussed above in the "Long-Term Incentives—Equity Compensation" section of the "Executive Compensation Discussion and Analysis." Mr. Thompson's equity awards are also subject to accelerated vesting under the terms of his Employment Agreement upon certain terminations of employment. All restricted stock units are payable in shares of the Company's common stock on a one-for-one basis following the vesting date and include the right to receive dividend payments. Under the terms of awards granted under the 2004 Plan, if there is a change in control of the Company, outstanding awards granted under the plan (including awards held by our Named Officers) will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. As noted in the "Compensation Discussion and Analysis" above, outstanding awards held by our Named Officers will also generally become fully vested upon a change in control of the Company under the CIC Agreements.

 OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

        The following table presents information regarding the outstanding equity awards held by each of our Named Officers as of December 28, 2008.

	Option Awards					Stock Awards

Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)(1)	(i)	(j)

Richard J. Thompson,		500,000		$2.38	2/18/2018
President and Chief Executive Officer	—	250,000	—	$2.38	2/18/2018				—	—
						8,004	(3)	$9,685
						450,000	(6)	$544,500

William T. Yeates,	450,000			$11.17	2/19/09
Chief Executive Officer(8)	225,000			$11.17	2/19/09
	75,000		—	$17.54	2/19/09				—	—
	75,000			$5.77	2/19/09
	75,000			$5.77	2/19/09
	75,000			$6.02	2/19/09
						275,000		$332,750

Brad W. Godfrey,	—	—	—	—	—	25,000	(7)	$30,250	—
President and Chief Operating Officer						150,000	(8)	$181,500		—

Linda C. Heller						150,000	(5)	$181,500
Sr. Vice President, Finance, Treasurer & Chief Financial Officer	—	—	—	—	—				—	—

Jeffrey J. Kyle,	—	—	—	—	—	—		—	—	—
Vice President Finance, Treasurer & Chief Financial Officer(8)

Neil Dial	—	250,000	—	$1.23	9/29/2018	—		—	—	—
Sr. Vice President-Operations

Alexander Levran,	—	150,000	—	$2.09	8/4/2018	37,500	(4)	$45,375	—	—
Sr. Vice President, Research & Development & Chief Technology Officer

Randall H. Holliday,	—	—	—	—	—	—		—	—	—
Secretary & General Counsel(9)

(1)
Option Awards in column (c) have the following vesting schedules: Mr. Thompson's award vests in full on the fourth anniversary of the grant date and becomes fully vested on February 18, 2012 (subject to accelerated vesting under the terms of his Employment Agreement as disclosed in the "Executive Compensation Discussion and Analysis" section of this Proxy Statement); Mr. Yeates' awards vest as follows: the 450,000 award vested 25% on each of the first, second, third and fourth anniversaries of the grant date and became fully vested on January 13, 2004; the 225,000 award vested in full one year from the grant date on December 31, 2001; a 75,000 award vested 25% on each of the first, second, third and fourth anniversaries of the grant date and became fully vested on March 30, 2004; a 75,000 award vested four years from the grant date on October 1, 2004; a

  75,000 award vested on each of the first, second, third and fourth anniversaries of the grant date and became fully vested on February 23, 2005; and a 75,000 award vested 50% on January 8, 2004 and 50% on February 23, 2005; Mr. Dial's award vests in full on the fourth anniversary of the grant date and becomes fully vested on September 29, 2012 (subject to accelerated vesting as disclosed in the "Executive Compensation Discussion and Analysis" section of this Proxy Statement); Mr. Levran's award vests in full on the fourth anniversary of the grant date and becomes fully vested on August 4, 2012.

(2)
The dollar amounts shown in Column (h) are determined by multiplying (x) the number of shares or units reported in Column (g) by (y) $1.21 (the closing price of our common stock on December 26, 2008, i.e. the last business day of our fiscal 2008).

(3)
Scheduled to vest in equal installments on August 1, 2009 and August 1, 2010.

(4)
Scheduled to vest in equal installments on each of January 2, 2009, January 2, 2010, and January 2, 2011.

(5)
Scheduled to vest 25% on each of July 31, 2009, July 31, 2010, July 31, 2011 and July 31, 2012.

(6)
Scheduled to vest 25% on each of February 18, 2009, February 18, 2010, February 18, 2011, and February 18, 2012.

(7)
Scheduled to vest on May 17, 2009.

(8)
Scheduled to vest in equal installments on each of May 15, 2009, May 15, 2010, and May 15, 2011.

(9)
Cancelled upon termination of employment.

 OPTION EXERCISES AND STOCK VESTED—FISCAL 2008

        The following table presents information regarding the vesting during 2008 of stock awards previously granted to the Named Officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)

(a)	(b)	(c)	(d)	(e)(1)

Richard J. Thompson	—	—	3,996	$8,511
President and Chief Executive Officer

William T. Yeates(2)	—	—	25,000	$72,250
Former Chief Executive Officer

Brad W. Godfrey(2)	—	—	25,000	$72,250
Former President and Chief Operating Officer

Linda C. Heller	—	—	—	—
Sr. Vice President Finance, Treasurer and Chief Financial Officer

Jeffrey J. Kyle(2)	—	—	22,500	$62,275
Former Vice President Finance, Treasurer and Chief Financial Officer

Neil Dial	—	—	—	—
Sr. Vice President, Operations

Alexander Levran	—	—	12,500	$46,875
Sr. Vice President, Research & Development and Chief Technology Officer

Randall H. Holliday(2)	—	—	10,000	$28,900
Former Secretary and General Counsel

(1)
The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

(2)
The following officers resigned from Power-One during fiscal 2008: William Yeates—effective February 19, 2008; Jeffrey Kyle—effective July 31, 2008; Brad Godfrey—effective September 29, 2008; and Randall Holliday—effective September 26, 2008.

 NONQUALIFIED DEFERRED COMPENSATION

        The Company does not have a plan that permits the deferral of compensation. Accordingly, the Nonqualified Deferred Compensation Plan table has been omitted from the Proxy Statement.

PENSION BENEFITS

        The Company does not have a plan that provides for retirement payments and benefits other than a tax-qualified defined contribution plan. Accordingly the Pension Benefits table has been omitted from the Proxy Statement.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL AGREEMENTS
AND ARRANGEMENTS FOR FISCAL YEAR 2008

        As described in our "Executive Compensation Discussion and Analysis" above, the Company is a party to change in control agreements ("CIC Agreements") with those Named Officers who are currently employed by the Company. The CIC Agreements are administered by the Compensation Committee. Each CIC Agreement provides for automatic renewal on an annual basis, unless the Compensation Committee provides written notice of termination of the agreement to an executive at least three months prior to the renewal date. The terms of Mr. Thompson's Employment Agreement require the Company to keep Mr. Thompson's CIC Agreement in effect during the term of the Employment Agreement.

        Two forms of CIC Agreement were approved and adopted by the Compensation Committee. One form is known as the "Senior Executive CIC Agreement." The other form is known as the "Executive CIC Agreement." All currently employed Named Officers are covered by the Senior Executive CIC Agreement.

        The CIC Agreements provide that upon a change in control of the Company, the executive's equity-based awards, to the extent then outstanding and unvested, will become fully vested upon the transaction. The CIC Agreements also include "double trigger" cash severance provisions. Under these provisions, the executive will be entitled to cash severance benefits only if (a) the executive's employment is terminated by the Company without cause (as defined in the CIC Agreement) or by the executive for "Good Reason" (as defined in the CIC Agreement) and (b) the termination occurs within the period beginning six months before and ending 24 months after a change in control (as defined in the CIC Agreement) of the Company.

        If a Named Officer is entitled to severance under his or her CIC Agreement, the severance benefits include:

  (1)
  a lump-sum cash severance payment of an amount equal to the sum of the executive's highest annualized rate of base salary in effect at any time during the period beginning six months before the change in control and ending on the date of termination and the average of the executive's annual bonuses for the three full fiscal years immediately preceding the termination date;

  (2)
  payment or reimbursement of the executive's COBRA premiums for one year;

  (3)
  lump-sum cash payment equal to the amount of the executive's unvested benefits under any Company qualified or nonqualified retirement plan (including its 401(k) plan) and any Company nonqualified deferred compensation plan; and

  (4)
  reimbursement for executive outplacement services obtained by the executive during the twelve month period following termination, to a maximum of $15,000.

        Mr. Thompson's CIC Agreement includes the following benefits:

  (1)
  a lump-sum cash severance payment of an amount equal to two times his highest annualized rate of base salary in effect at any time after the commencement of the Protected Period, as defined in the CIC Agreement, and ending on the date of termination and an amount equal to two times the average of the annual bonuses paid to Mr. Thompson for the three full fiscal years immediately preceding the termination date;

  (2)
  payment or reimbursement of COBRA premiums for two years;

  (3)
  lump-sum cash payment equal to the amount of Mr. Thompson's unvested benefits under any Company qualified or nonqualified retirement plan (including its 401(k) plan) and any Company nonqualified deferred compensation plan; and

  (4)
  reimbursement for executive outplacement services obtained by Mr. Thompson during the twelve month period following termination, to a maximum of $15,000.

        The CIC Agreements provide that payment of the severance benefits described above is contingent upon the execution of a general release of claims in favor of the Company. In addition, the CIC Agreements include provisions under which, in consideration for the payments and benefits under the CIC Agreement, the executive agrees to:

  (1)
  maintain and preserve the confidentiality of all Company confidential and proprietary information known to the executive as of the executive's termination of employment;

  (2)
  for a period of one year after termination of employment, not contact, solicit, or hire an employee of the Company (either directly or indirectly via a third party);

  (3)
  for a period of one year after termination of employment, not make any public or private statement that is critical of or disparaging to the Company or its officers, directors or employees.

        The following table presents the estimated payouts that would be made upon a change in control coupled with an Named Officer's termination of employment (other than for cause or retirement), assuming the change in control occurred as of December 28, 2008. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The actual amount of severance benefits, including excise tax gross-ups (if any), will depend upon the Named Officer's pay, the terms of any change in control transaction and the subsequent impact on the executive's employment.

 CHANGE IN CONTROL

	Severance Benefits

Name and Principal Position	Cash Severance Payment/Base Salary(1)	Annual Incentive Based Compensation(2)	Payment of COBRA Premiums(3)	Other(4)	Fair Market Value of Accelerated Equity Compensation(5)	Excise Tax Gross-Up(6)	Total

Richard J. Thompson	$1,000,000	$1,000,000	$44,466	$15,000	$1,461,685	$1,150,507	$4,671,658
President & Chief Executive Officer

Linda C. Heller	$250,000	$0	$21,389	$15,000	$181,500	$0	$467,889
Sr. Vice President Finance, Treasurer & Chief Financial Officer

Neil Dial	$350,000	$0	$21,389	$15,000	$302,500	$0	$688,889
Sr. Vice President, Operations

Alexander Levran	$330,000	$0	$21,389	$15,000	$226,875	$0	$593,264
Sr. Vice President Research & Development & Chief Technology Officer

(1)
Represents one time the Named Officer's annual base salary except in the case of Mr. Thompson, where the amount represents twice his annual base salary.

(2)
Under the terms of Mr. Thompson's Employment Agreement, if his employment had been terminated during fiscal 2008 due to a change in control, he was entitled to receive twice his target bonus amount.

(3)
Estimated cost to Company of premiums payable over applicable time period for the Named Officer.

(4)
Maximum amount payable or to be reimbursed to the Named Officer for outplacement services. As of December 28, 2008, Mr. Thompson was 100% unvested and Dr. Levran was 60% unvested in the 401(k) plan. Ms. Heller and Mr. Dial were not participants in the 401(k) plan as of that date.

(5)
Based on closing price of $1.21 on December 26, 2008, the last business day of our fiscal year 2008. As noted, above, each executive would be entitled to full acceleration of his or her equity-based awards upon a change in control of the Company.

(6)
As noted above in the discussion at "Employment Severance and Change in Control Agreements and Arrangements for Fiscal Year 2008," severance benefits payable to all of the Named Officers may be eligible for "gross up" payments related to excise taxes assessed against and arising in relation to "excess parachute payments" under Section 280G of the U.S. Internal Revenue Code.

        In addition to the CIC benefits described above, Mr. Thompson's employment agreement entitles him to the following:

        Termination Due to Death or Disability:    If Mr. Thompson's employment terminates by reason of his death or disability (as defined in the Employment Agreement), Mr. Thompson (or his representative, as appropriate) will be entitled to (i) a lump sum payment equal to one times his base salary plus his target incentive bonus for the year of death or disability, (ii) accelerated vesting of a pro-rata portion of his restricted stock units, stock options, stock appreciation rights and any other outstanding equity awards, provided that he will vest in a minimum of 50% of his restricted stock units, stock options and stock appreciation rights granted in connection with his commencement of employment (the "Accelerated Equity Vesting"), and (iii) continued health and welfare benefits for up to twelve months.

        Termination Without Cause:    If Mr. Thompson's employment is terminated by the Company without cause (as defined in the Employment Agreement) or by Mr. Thompson due to a substantial breach (as defined in the Employment Agreement), he will be entitled to (i) a lump sum payment equal to (a) the greater of one times his base salary or the base salary he would have earned through the expiration of the term of the Employment Agreement plus (b) his target incentive bonus for the year of the termination multiplied by the greater of one or the number of years left during the term of the Employment Agreement, (ii) accelerated vesting of his equity incentive awards, (iii) up to $45,000 for outplacement services incurred during the two years following termination, and (iv) continued health and welfare benefits for up to 24 months.

        Nonrenewal:    In the event the Company fails to offer to renew the Employment Agreement on terms no less favorable than those currently in effect, Mr. Thompson will be entitled to (i) a lump sum payment equal to one times his base salary plus his target bonus for the year in which the termination occurs, and (ii) accelerated vesting of his equity incentive awards.

        The following severance benefits were paid to Mr. Yeates in connection with his termination of employment:

  (i)
  continued payment of his base salary at the rate in effect on the date of his termination of employment ($440,000/year) for twelve months;

  (ii)
  reimbursement of up to a maximum of $50,000 for reasonable outplacement services during the twelve months after termination of employment;

  (iii)
  reimbursement of medical and dental benefits under COBRA for up to twelve months after his termination of employment;

  (iv)
  continued maintenance of his current life insurance policy, or reimbursement for premiums paid by him under a conversion policy, for twelve months after his termination of employment; and

  (v)
  continued ability to exercise his vested stock options, and continued ability to vest in his outstanding unvested restricted stock unit awards, for twelve months after his termination of employment.

        The following severance benefits were paid to Mr. Godfrey in connection with his termination of employment:

  (i)
  continued payment of his base salary at the rate in effect on the date of his termination of employment ($330,000/year) for thirteen months;

  (ii)
  reimbursement of up to a maximum of $25,000 for reasonable outplacement services during the thirteen months after termination of employment;

  (iii)
  reimbursement of medical and dental benefits under COBRA for up to thirteen months after his termination of employment;

  (iv)
  continued ability to exercise his vested stock options for 90 days after his termination of employment;

  (v)
  continued ability to vest in his outstanding unvested restricted stock unit awards for twelve months after his termination of employment; and

  (vi)
  payment of reasonable and documented costs relating to the relocation of Mr. Godfrey's personal and household property.

        The following severance benefits were paid to Mr. Kyle in connection with his termination of employment:

  (i)
  continued payment of his base salary at the rate in effect on the date of his termination of employment ($232,000/year) for six months;

  (ii)
  reimbursement of up to a maximum of $13,900 for reasonable outplacement services during the six months after his termination of employment;

  (iii)
  reimbursement of 75% of the costs of medical and dental benefits under COBRA for up to six months after his termination of employment;

  (iv)
  retention of a laptop computer and related peripheral items previously used by Mr. Kyle during his employment with the Company.

DIRECTOR COMPENSATION

        During fiscal 2008, the independent non-employee Directors (the "Non-Employee Directors") received the following compensation. None of the Non-Employee Directors received any other compensation from Power-One for their services as Directors except for reimbursement of reasonable expenses incurred to attend Board and Committee meetings and to perform other relevant Board and Committee duties. The compensation reported for Mr. Thompson relates to his compensation for the period of time he served on the Board as a Non-Employee Director prior to his becoming the Company's Chief Executive Officer. Once Mr. Thompson became the Company's Chief Executive Officer he was no longer eligible to receive any form of compensation for his services as a Director, and he ceased to serve on any Board Committee.

Cash Compensation

        Each Non-Employee Director is paid an annual retainer fee of $20,000. The Chairman of the Board receives an additional $30,000 retainer, the Chairman of the Audit Committee receives an additional $15,000 retainer and the Chairman of the Compensation and the Nominating and Corporate Governance Committees each receive an additional $5,000 retainer. Board members are also paid meeting fees in the amount of $3,000 per day for in person meetings and $1,000 per day for telephonic meetings that exceed two hours and involve substantial time and preparation. Only one daily meeting fee is paid on days when multiple meetings of separate Committees, or Committee(s) and Board are held on the same day. The Company also reimburses its Non-Employee Directors for reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings.

        For the purposes of determining service on committees of our Board of Directors and payment for such service, we correlate the period of service with our schedule for our Annual Meeting of Stockholders. Committee membership is reviewed and appointments are made as of the meeting of the Board of Directors that occurs in concert with our Annual Meeting of Stockholders or as soon as possible thereafter. Compensation for members of the Board of Directors, both for annual retainer and for any supplemental annual retainer related to the position of Non-Executive Chairman of the Board or chairing a given committee, is paid for the service period from the then most recently completed Annual Meeting of Stockholders until the next Annual Meeting of Stockholders and is paid in a single installment as soon after the Annual Meeting of Stockholders as practical.

Non-Employee Director Equity Awards

        Under our current compensation policy for Non-Employee Directors, we grant restricted stock unit awards to new Non-Employee Directors who join our Board, as well as to existing Non-Employee Directors based on continued service. A newly elected Non-Employee Director will receive a restricted stock unit award of 12,000 stock units on the date of his/her election to the Board. The new Non-Employee Director award vests in equal installments of 33 1/3% in each of the three years following the date of grant, on the earlier of (i) the anniversary of the date of grant, or (ii) the annual meeting date.

        For existing Non-Employee Directors, at each Annual Meeting each of our then-current Non-Employee Directors receives an annual restricted stock unit award of 4,000 stock units except the Non-Executive Chairman of the Board who receives an annual restricted stock unit award of 10,000 stock units. A Non-Employee Director must have served for not less than 180 days prior to the first day of the month in which the Annual Meeting occurs to be considered a current Non-Employee Director. This provision avoids the situation where a newly elected Non-Employee Director might otherwise receive his or her initial award, followed closely thereafter by an annual award granted at the Annual Meeting if election had occurred within the preceding 180 day window. The annual awards vest in full on the earlier of (i) the first anniversary of the date of grant, or (ii) the next Annual Meeting date following the date of grant. The stock units granted to our Non-Employee Directors are paid in shares of our common stock upon vesting. Stock units have no dividend or voting rights until shares of common stock are issued and held of record by the Non-Employee Director.

        Pursuant to this grant program, we granted each Non-Employee Director then serving on the Board a restricted stock unit award of 4,000 restricted stock units and 10,000 restricted stock units to our Chairman of the Board, Mr. Walters, on April 22, 2008. In addition, we granted Mr. Gacek an award of 12,000 restricted stock units upon his joining the Board on November 17, 2008. Ms. Delly forfeited 4,000 restricted stock units upon resignation of her position on the Board.

Other Compensation, Plans or Benefits

        The Company does not provide Non-Employee Directors with any other compensation, benefits, compensation deferral arrangements, perquisites, severance, change in control, or other consideration for service to the Company as a Director; however, Directors are entitled to participate in the medical benefit programs offered to the Company's employees at their own expense.

        The following table presents information regarding the compensation paid for 2008 to our Non-Employee Directors. The compensation paid to Mr. Yeates who served as a Director and as our Chief Executive Officer until his resignation on February 19, 2008, is presented above in the Summary Compensation Table and the related explanatory tables. The compensation paid to Mr. Richard J. Thompson and reported in this table only covers the time period during which he was a Director and not employed by Power-One (January 1, 2008-February 19, 2008). Employee Directors are generally not entitled to receive additional compensation for their services as Directors. Fees are earned as of the first Board meeting following election of the Board of Directors but are paid out over four quarters unless accelerated due to termination of a Director's services on the Board prior to the next Annual Meeting of Stockholders.

Name (a)	Fees Earned Or Paid in Cash ($) (b)	Stock Awards ($) (1)(2)(3) (c)	Option Awards ($) (3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)

Kendall R. Bishop	$42,750	$13,987	—	—	—	—	$56,737

Gayla J. Delly	$54,000	$13,987	—	—	—	—	$67,987

Jon Gacek	$14,585	$1,515	—	—	—	—	$16,100

Steven J. Goldman	$36,000	$8,187	—	—	—	—	$44,187

Jon E.M. Jacoby	$39,000	$13,987	—	—	—	—	$52,987

Mark Melliar-Smith	$36,750	$13,987	—	—	—	—	$50,737

Richard J. Thompson(3)	$6,000	$27,720	—	—	—	—	$33,720

Jay Walters	$61,500	$26,267	—	—	—	—	$87,767

(1)
The amounts reported in Column (c) of the table above reflect the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes with respect to 2008 (disregarding any estimate of forfeitures related to service-based vesting conditions). In 2008, stock awards of 4,000 shares were forfeited by Gayla Delly as a result of her resignation from the Board of Directors. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 14 to the Company's Consolidated Financial Statements, included as part of the Company's 2008 Annual Report to Stockholders filed on Form 10-K and incorporated herein by reference.

(2)
With the exception of Messrs. Walters and Gacek, each of our Non-Employee Directors was granted an award of 4,000 restricted stock units on April 22, 2008. Based on the closing price of our common stock on that date, the grant date fair value of the grant for each director was $12,280. As Chairman of the Board, Mr. Walters was granted an award of 10,000 restricted stock units on April 22, 2008. Based on the closing price of our common stock on that date, the grant date fair value of the grant was $30,700. In connection with his appointment to the Board of Directors, Mr. Gacek was granted an award on November 17, 2008 of 12,000 restricted stock units. Based on the closing price of our common stock on that date, the grant date fair value of the grant for Mr. Gacek was $12,120. In connection with his appointment to the Board of Directors, Mr. Thompson was granted an award on August 1, 2007 of 12,000 restricted stock units.

(3)
The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of our Non-Employee Directors as of December 28, 2008. Mr. Thompson's outstanding equity awards are shown in the "Outstanding Equity Awards at Fiscal 2008 Year-End" table above instead of in this table.

Director	(1996 Stock Incentive Plan) Number of Shares Subject to Outstanding Options as of 12/28/08	(2004 Stock Incentive Plan) Number of Shares Subject to Outstanding Options as of 12/28/08	Number of Unvested Shares of Restricted Stock as of 12/28/08

Kendall R. Bishop	130,000	15,000	4,000

Gayla J. Delly	0	30,000	0

Jon Gacek	0	0	12,000

Steven J. Goldman	0	0	4,000

Jon E.M. Jacoby	40,000	10,000	4,000

Mark Melliar-Smith	52,500	10,000	4,000

Jay Walters	142,500	10,000	10,000

        All 1996 Plan Non-Employee Director options have an exercise price equal to the fair market value on the grant date, a ten-year term, and vest in equal annual installments over a four-year period beginning on the first anniversary of the grant date. All 2004 Plan Non-Employee Director options have an exercise price equal to the fair market value on the grant date, a ten-year term, and vest on the first anniversary of the grant date. All of the outstanding options reported in the table above were fully vested as of December 30, 2008. Gayla Delly's unexercised options expired February 12, 2009 which was 90 days from the date of her resignation. All restricted stock unit awards were granted under the 2004 Stock Incentive Plan. For a discussion of the terms of the restricted stock unit awards granted to our Non-Employee Directors, please see "Non-Employee Director Equity Awards" above.

BENEFICIAL OWNERSHIP OF POWER-ONE, INC. COMMON STOCK
BY DIRECTORS, OFFICERS AND CERTAIN OTHER OWNERS

        The following table reports the amount of Power-One, Inc. common stock beneficially owned by (a) each person or group believed to own more than 5% of the Company's common stock outstanding on March 23, 2009; (b) each Director, (c) each Named Officer listed in the Summary Compensation Table of this Proxy Statement (hereafter referred to as "Named Officers"), and (d) all Directors and Executive Officers as a group. The percentage amounts set forth in the table below are based on the 87,942,177 shares of common stock outstanding on March 23, 2009, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of that date.

Name of Beneficial Owner	Number of Shares(1)	Percent of Total
Waddell & Reed Financial, Inc.(2) Waddell & Reed Financial Services, Inc. Waddell & Reed, Inc. Waddell & Reed Investment Management Company Ivy Investment Management Company 6300 Lamar Avenue Overland Park, KS 66202	13,488,396	15.3
Security Investors, LLC(3) One Security Benefit Place Topeka, KS 66636-0001	9,762,007	11.1
Wells Fargo & Company(4) 420 Montgomery Street San Francisco, CA 94104	7,870,869	9.0
Bel Fuse Inc.(5) Bel Ventures, Inc. 206 Van Vorst Street Jersey City, NJ 07302	7,338,998	8.3
Warren A. Stephens(6) 111 Center Street Little Rock, Arkansas 72201	5,573,380	6.3
Highbridge Capital Management LLC(7) Glenn Dubin Henry Swieca 9 West 57th Street, 27th Floor New York, NY 10019 Highbridge International LLC Highbridge Convertible Arbitrage Mager Fund, L.P. c/o Harmonic Fund Services The Cayman Corporate Centre, 4th Floor, 27 Hospital Road Grand Cayman, Cayman Islands, British West Indies	5,182,960	5.6
Steven J. Goldman(8)	2,584,566	2.9
Jon E.M. Jacoby(9)	1,733,456	2.0
Kendall R. Bishop(10)	257,317	*
Jon Gacek	12,000	*

Name of Beneficial Owner	Number of Shares(1)	Percent of Total
Mark Melliar-Smith(11)	90,167	*
Jay Walters(12)	185,523	*
Richard J. Thompson	735,571	*
Alexander Levran	39,299	*
Neil Dial	0	*
Linda C. Heller	150,000	*
William T. Yeates	0	*
Brad W. Godfrey	62,500	*
Jeffrey J. Kyle	30,009	*
Randall H. Holliday	28,791	*
All current executive officers and directors as a group (10 persons)(13)	5,787,899	6.6

*
Less than 1%

Notes

(1)
For purposes of this table, a person is deemed to have "beneficial ownership" of any security as of a given date when such person has the right to acquire such security within 60 days after such date. Except as indicated in these footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. The number of shares and percentage ownership amounts do not reflect amounts listed in the table representing common stock equivalents. The Company makes no representation as to the accuracy or completeness of amounts in this table that are identified in these footnotes as being provided according to public filings by or on behalf of the beneficial stockholders in question. For purposes of this table, the addresses of the Executive Officers and the Directors shall be 740 Calle Plano, Camarillo, California 93012.

(2)
Based on Amendment No. 2 to Schedule 13G filed on December 9, 2008 (i) Ivy Investment Management Company has sole voting and dispositive power with respect to 3,173,507 shares of our common stock, (ii) Waddell & Reed Investment Management Company has sole voting and dispositive power with respect to 10,314,889 shares of our common stock; (iii) Waddell & Reed, Inc. has sole voting and dispositive power with respect to 10,314,889 shares of our common stock; (iv) Waddell & Reed Financial Services, Inc. has sole voting and dispositive power with respect to 10,314,889 shares of our common stock; and (v) Waddell & Reed Financial Inc. has sole voting and dispositive power with respect to 13,488,396 shares of our common stock. The five entities that jointly reported on Form 13GA have stated they are not acting as a "group" for purposes of Section 13(d) under the 1934 Act. Indirect "beneficial ownership" is attributed to the respective parent companies solely because of the parent companies' control relationship to WRIMCO and IICO.

(3)
Based on Amendment No. 4 to Schedule 13G filed with the SEC on February 13, 2009 by Security Investors, LLC, it has sole voting and dispositive power with respect to 9,762,007 shares of our common stock.

(4)
Based on Amendment No. 2 to Schedule 13G filed with the SEC on January 22, 2009 by Wells Fargo & Company on its own behalf and on behalf of Wells Fargo Capital Management, Inc., Wells Fargo Funds Management LLC, Wells Fargo Bank, N.A., Wachovia Securities, LLC, and Wachovia Capital Markets, LLC (i) Wells Fargo & Company has sole voting power with respect to 7,760,732 shares of our common stock, sole dispositive power with respect to 7,868,346 shares of our common stock and shared dispositive power with respect to 2,522 shares of our common stock; (ii) Wells Capital Management Incorporated has sole voting power with respect to 2,565,256 shares of our common stock and sole dispositive power with respect to 7,559,666 shares of our common stock; and (iii) Wells Fargo Funds Management LLC has sole voting power with respect to 5,096,175 shares of our common stock and sole dispositive power with respect to 209,380 shares of our common stock.

(5)
Based on Amendment No. 4 to the Schedule 13D filed with the SEC on November 4, 2008 by Bel Fuse, Inc. on its own behalf and on behalf of Bel Ventures Inc., its wholly-owned subsidiary, (i) Bel Fuse, Inc., has shared voting power and shared dispositive power with respect to 7,338,998 shares of our common stock and (ii) Bel Ventures, Inc., has shared voting power and shared dispositive power with respect to 7,338,998 shares of our common stock.

(6)
Based on Amendment No. 10 to Schedule 13D filed with the SEC on June 25, 2008 by Warren A. Stephens, Co-Chairman of SF Holding Corp., and President and Chief Executive Officer of Stephens Inc, and other joint filing parties, Warren A. Stephens, has sole voting and dispositive power over 5,102,451 shares of our common stock and shared voting and dispositive power over 470,929 shares of our common stock, including 130,171 shares owned by Warren Miles Amerine Stephens Trust, 130,171 shares owned by John Calhoun Stephens Trust, and 130,171 shares owned by Laura Whitaker Stephens Trust, each trust as to which Mr. Stephens, as sole trustee, has sole voting and dispositive power, 143,389 shares owned by Jackson T. Stephens Trust No. One as to which Mr. Stephens, as co-trustee with Jon E.M. Jacoby, has shared voting and dispositive power, 3,411,818 shares owned by Stephens Investments Holdings LLC as to which Mr. Stephens, as manager, has sole voting and dispositive power, and 200,120 shares owned by Warren A. Stephens IRA as to which Mr. Stephens has sole voting and dispositive power, 8,347 shares owned by Stephens Investment Partners 2000A LLC, 12,095 shares owned by Stephens Investment Partners 2000B LLC, and 355 shares owned by Stephens Investment Partners 2001B LLC, as to which Mr. Stephens, as co-manager of each LLC, has shared voting and dispositive power, 85,804 shares held by Stephens Inc. in discretionary customer accounts as to which Mr. Stephens, as President of Stephens Inc., has shared voting and dispositive power, 220,939 shares owned by Warren and Harriet Stephens Children's Trust for benefit of reporting person's children as to which Mr. Stephens may be deemed to have shared voting and dispositive power, 600,000 shares held by Stephens Inc., as to which Mr. Stephens has sole voting and dispositive power and 500,000 shares that may be acquired upon the exercise of warrants held by PWER Bridge, LLC, a company wholly owned by Stephens Investments Holdings LLC, of which Mr. Stephens is manager.

(7)
Based on Schedule 13G filed with the SEC on February 9, 2009 (i) Highbridge International LLC has shared voting and dispositive power over $15,000,000 aggregate principal amount of 8.0% Senior Secured Convertible Notes due June 17, 2013, convertible into 4,573,200 shares of our common stock; (ii) Highbridge Convertible Opportunities Master Fund, L.P. has shared voting and dispositive power over $2,000,000 aggregate principal amount of 8.0% Senior Secured Convertible Notes due June 17, 2013, convertible into 609,760 shares of our common stock; and (iii) each of Highbridge Capital Management LLC, Glenn Dubin and Henry Swieca have shared voting and dispositive power over $17,000,000 aggregate principal amount of 8.0% Senior Secured Convertible Notes due June 17, 2013, convertible into 5,182,960 shares of our common stock. Under the terms of the Notes, Highbridge International LLC and Highbridge Convertible Opportunities Master Fund, L.P. cannot convert any Notes unless the reporting persons would not beneficially own, after conversion, more than 9.99% of our common stock. Highbridge Capital Management, LLC is the trading manager of Highbridge, International LLC, Star L.P., Highbridge Statistical Opportunities Master Fund, L.P. and Highbridge Convertible Opportunities Master Fund L.P. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management LLC. Henry Swieca is the Chief Investment Officer of Highbridge Capital Management LLC.

(8)
Includes 2,584,566 shares over which Mr. Goldman has sole voting and dispositive power.

(9)
Includes 50,000 shares issuable upon exercise of options by Mr. Jacoby, 245,322 shares beneficially owned by Nicholas M. Stephens Trust AAAA and 245,322 shares owned by JT Stephens III Trust AAAA, as to which Mr. Jacoby has sole voting and dispositive power; 3,545 shares owned by Nicholas M. Stephens Trust AAAA and 3,545 shares owned by J.T. Stephens III Trust AAAA as to which Mr. Jacoby has sole voting and dispositive power; 45,000 shares owned by Susan Stephens Campbell 1995 Trust UID 12/4/95, 45,000 shares owned by Craig D. Campbell, Jr. 1995 Trust UID 12/4/95 and 45,000 shares owned by Elizabeth Chisum Campbell 1995 Trust UID 12/4/95, as to which Mr. Jacoby, as a co-trustee of these trusts with Robert L. Schulte, has shared voting and dispositive power; 19,585 shares owned by Susan Stephens Campbell 2004 Trust, 19,585 shares owned by Craig D. Campbell, Jr. 2004 Trust and 19,585 shares owned by Elizabeth Chisum Campbell 2004 Trust, as to which Mr. Jacoby, as a co-trustee of these trusts with Emon Mahoney has shared voting and dispositive power; 295,451 shares beneficially owned by Jacoby Enterprises, Inc. to which Mr. Jacoby has sole voting and dispositive power; 132,955 shares owned by Jacoby Enterprises, Inc. as to which Mr. Jacoby has sole voting and dispositive power; 283,544 shares beneficially owned by Coral Two Corporation as to which Mr. Jacoby has sole voting and dispositive power; 30,566 shares owned by Delaware Charter Guarantee & Trust F/B/O Jon E.M. Jacoby Keogh as to which Mr. Jacoby has sole voting and dispositive power; 77,048 shares beneficially owned by Mr. Jacoby as to which Mr. Jacoby has sole voting and dispositive power; 8,332 shares owned by Mr. Jacoby as to which Mr. Jacoby has sole voting and dispositive power; and 20,682 shares owned by J&J Partners as to which Mr. Jacoby has sole voting and dispositive power; and 143,389 shares owned by Jackson T. Stephens Trust No. One as to which Mr. Jacoby, as co-trustee with Warren A. Stephens (as described in footnote 6 above), has shared voting and dispositive power.

(10)
Includes 145,000 shares issuable upon exercise of options by Mr. Bishop and 112,317 shares held by Kendall R. Bishop and Diane Bishop as Trustees of the Bishop Living Trust, over which Mr. Bishop claims shared voting and dispositive power.

(11)
Includes 62,500 shares issuable upon exercise of options by Mr. Melliar-Smith.

(12)
Includes 152,500 shares issuable upon exercise of options by Mr. Walters.

(13)
Includes 410,000 shares issuable upon exercise of options by Executive Officers and Directors as a group within 60 days after the record date.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation of the SEC to furnish copies of all Section 16(a) forms to the Company. Based solely upon our review of the copies of such forms received by the Company and upon written representations from certain reporting persons, we believe that during 2008 our officers, directors and greater than 10% beneficial owners complied with the Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

        The Company has adopted written policies and procedures for the review and approval or ratification of related party transactions. Primary authority and responsibility for administration of this policy and procedure rests with the Audit Committee of the Board of Directors.

        The Corporate Secretary of the Company is responsible for the initial determination of whether a proposed or existing transaction qualifies as a related party transaction under Item 404 of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934. Any "related person" as described in the instructions to Item 404 that proposes to enter into a potential transaction with the Company is required to provide the Corporate Secretary with notice of the proposed transaction and with the following information regarding the proposed transaction:

  •
  the person's interest in the transaction;

  •
  the material terms of the proposed transaction, including the aggregate value or, in the case of indebtedness, the aggregate principal and interest rate;

  •
  the person's interest in the transaction with the registrant, including the related person's positions or relationships with or ownership in a firm, corporation or other entity that is a party to or has an interest in the transaction;

  •
  if applicable, the availability of other sources of comparable products or services;

  •
  an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party; and

  •
  the benefits to the Company of the proposed transaction.

        If the applicable proposed transaction is determined to be a related party transaction, the proposed transaction is presented to disinterested members of the Audit Committee for consideration and approval.

        All related party transactions are subject to approval or ratification of the Audit Committee. The Audit Committee evaluates applicable transactions with attention to and consideration of all relevant facts and circumstances, including benefits to the Company, the potential effect of a given proposed transaction on the independence of the related party, the availability of alternative non-related products or services, the terms of the proposed transaction, and other criteria deemed relevant to the Audit Committee. The Audit Committee may approve a related party transaction if the Audit Committee determines that the given transaction is on terms that are not inconsistent with the best interests of the Company and its stockholders. In the event a given transaction involves multiple members of the Audit Committee, the proposed transaction will be considered by disinterested members of the Board of Directors in place of the Audit Committee.

Relationships and Transactions

Sales to Benchmark Electronics

        Gayla Delly, a former member of the Company's Board of Directors and former Chairman of the Audit Committee who resigned her positions effective November 14, 2008, is the President of Benchmark Electronics, a contract manufacturer that buys the Company's products. During the year ended December 28, 2008, the Company recognized revenue on sales to Benchmark Electronics in the amount of $5.3 million, representing less than 1% of the Company's consolidated gross revenues during fiscal 2008. At December 28, 2008, Benchmark Electronics owed the Company $1.4 million for products purchased by Benchmark Electronics.

PWER Bridge LLC Loan

        During the year ended December 28, 2008, Power-One had an outstanding loan in the principal amount of $50 million from PWER Bridge LLC. The loan was taken to finance the Company's acquisition of the Power Electronics Group of Magnetek, Inc. in October 2006. Originally due on April 30, 2008, the loan was extended to April 30, 2010 and PWER Bridge was paid a loan extension fee in the amount of $0.5 million. The interest rate on the loan was 12% per annum. The Company paid PWER Bridge approximately $2.7 million of interest for the year ended December 28, 2008. PWER Bridge is 100% owned by Warren A. Stephens, who owns approximately 6% of the Company's outstanding common stock as of March 23, 2009. During the year ended December 28, 2008, the Company repaid PWER Bridge approximately $50.2 million, consisting of the principal balance of $50 million and interest accrued. At the time the loan was entered into, Mr. Stephens also held a 50% interest in SF Holding Corp., a significant stockholder of the Company at that time. Mr. Jacoby, one of our Directors, was an Executive Vice President of SF Holding Corp. at the time the loan was entered into; however, he had no ownership interest, management or officer status in, or ability to control, direct, influence or impact the business or affairs conducted by PWER Bridge or any entity that controls PWER Bridge. Mr. Jacoby subsequently resigned his office in SF Holding Corp. in late 2006.

Brokerage Fees

        Warren Stephens also owns 100% of Stephens Insurance, which performs brokerage services for the Company. During fiscal 2008, the Company paid Stephens Insurance approximately $0.2 million in brokerage fees.

FINANCIAL AND OTHER INFORMATION

        On or about April 21, 2009, the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2008, including financial statements, together with this Proxy Statement will be mailed to stockholders of record as of the close of business on the Record Date. Power-One will furnish, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended December 28, 2008, including financial statements and the financial statement schedule as filed with the SEC, to any stockholder who submits a written request to the Corporate Secretary at Power-One's principal executive offices, at 740 Calle Plano, Camarillo, California 93012.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2009

        The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.power-one.com under "Investors/SEC Filings."

By Order of the Board of Directors,

Tina D. McKnight
 Secretary

Camarillo, California
April 21, 2009

POWER-ONE, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned having duly received the Notice of Annual Meeting and the Proxy Statement, hereby appoints the President and Chief Executive Officer, Richard J. Thompson, the Chief Financial Officer, Linda C. Heller, and the Secretary and General Counsel, Tina D. McKnight, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated on the reverse, all common shares of Power-One, Inc. held of record by the undersigned on March 23, 2009, at the Annual Meeting of Stockholders to be held on Tuesday, May 19, 2009 at Marriott Courtyard, 4994 Verdugo Way, Camarillo, California at 8:00 a.m. pacific daylight time, and at any adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

POWER-ONE, INC.

May 19, 2009

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

\/  Please detach along perforated line and mail in the envelope provided.  \/

20430300000000000000 2	050404
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.             To elect the following nominees for director:

	FOR	WITHHOLD
Nominees:
Kendall R. Bishop	☐	☐
Jon W. Gacek	☐	☐
Steven J. Goldman	☐	☐
Jon E.M. Jacoby	☐	☐
Mark Melliar-Smith	☐	☐
Richard J. Thompson	☐	☐
Jay Walters	☐	☐

2.             Proposal to ratify the Appointment of Deloitte & Touche LLP as the independent auditors for the Company.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.             The Proxies are authorized to vote in accordance with the recommendations of the Board of Directors, on such other business as may properly come before the meeting, including a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board of Directors.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2009

The proxy statement and annual report to stockholders are available at www.power-one.com under “Investors/SEC Filings.” This Proxy, when properly executed, will be voted in the manner directed on the Proxy by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES TO THE BOARD LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Key Elements of Compensation
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EQUITY COMPENSATION PLAN INFORMATION
SUMMARY COMPENSATION TABLE
ALL OTHER COMPENSATION TABLE
GRANTS OF PLAN BASED AWARDS-FISCAL 2008
OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END
OPTION EXERCISES AND STOCK VESTED—FISCAL 2008
NONQUALIFIED DEFERRED COMPENSATION
PENSION BENEFITS
EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL AGREEMENTS AND ARRANGEMENTS FOR FISCAL YEAR 2008
CHANGE IN CONTROL
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
FINANCIAL AND OTHER INFORMATION
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2009